   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1996

                                                       REGISTRATION NO. 33-64325
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                     TO THE
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            REUNION INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                     3070                 06-1439715
      (STATE OR OTHER           (PRIMARY STANDARD       (I.R. S. EMPLOYER
       JURISDICTION         INDUSTRIAL CLASSIFICATION  IDENTIFICATION NO.)
    OF INCORPORATION OR           CODE NUMBER)
       ORGANIZATION)
                              ONE STAMFORD LANDING
                              62 SOUTHFIELD AVENUE
                          STAMFORD, CONNECTICUT 06902
                                 (203) 325-0551
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

NAME, ADDRESS INCLUDING ZIP CODE AND           COPY OF COMMUNICATIONS TO:
TELEPHONE NUMBER INCLUDING AREA CODE            ANN F. CHAMBERLAIN, ESQ.
        OF AGENT FOR SERVICE:                    RICHARDS & O'NEIL, LLP
          RICHARD L. EVANS                          885 THIRD AVENUE
      REUNION INDUSTRIES, INC.                NEW YORK, NEW YORK 10022-4873
        ONE STAMFORD LANDING                         (212) 207-1200
        62 SOUTHFIELD AVENUE
     STAMFORD, CONNECTICUT 06902
           (203) 324-8858

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective time of the Merger described in this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           PROPOSED       PROPOSED
                                           MAXIMUM        MAXIMUM
 TITLE OF EACH CLASS OF                    OFFERING      AGGREGATE      AMOUNT OF
       SECURITIES         AMOUNT TO BE     PRICE PER      OFFERING     REGISTRATION
    TO BE REGISTERED      REGISTERED(1)     UNIT(2)       PRICE(2)        FEE(2)
-----------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share......... 3,855,085 shs      $5.50      $21,202,967.50   $7,311.97

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the maximum number of shares to be issued in exchange for all of the issued and outstanding common stock of Reunion Resources Company (the "Existing Common Stock") pursuant to the Merger.
(2) Pursuant to Rule 457 (c) and (f)(1), the registration fee is computed upon the basis of the last sale of the Common Stock at $5.50 per share on November 14, 1995 reported in the consolidated reporting system for NASDAQ Small-Cap. Issues.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            REUNION INDUSTRIES, INC.

                             CROSS-REFERENCE SHEET

  This cross-reference sheet is provided pursuant to Item 501(b) of Regulation S-K showing the location in the Proxy Statement/Prospectus of information required by Part I of Form S-4:

                                                     LOCATION IN PROXY
          FORM S-4 ITEM NUMBER                     STATEMENT/PROSPECTUS
          --------------------                     --------------------
 A. INFORMATION ABOUT THE TRANSACTION
  1. Forepart of Registration
     Statement and Outside Front Cover   Forepart of Registration Statement and
     Page of Prospectus...............    Outside Front Cover Page of Proxy
                                          Statement/Prospectus
  2. Inside Front and Outside Back
     Cover Pages of Prospectus........   Inside Front Cover Page of Proxy
                                          Statement/Prospectus; Available
                                          Information; Table of Contents
  3. Risk Factors, Ratio of Earnings
     to Fixed Charges and Other          Outside Front Cover Page of Proxy
     Information......................    Statement/Prospectus; Summary; Risk
                                          Factors; The Special Meeting;
                                          Proposal I: The Election of Directors;
                                          Proposal II: The Merger
  4. Terms of the Transaction.........   Outside Front Cover Page of Proxy
                                          Statement/Prospectus; The Special
                                          Meeting; Proposal I: The Election of
                                          Directors; Proposal II: Merger
  5. Pro Forma Financial Information..   Not Applicable
  6. Material Contacts with the
     Company Being Acquired...........   Proposal II: The Merger
  7. Additional Information Required
     for Reoffering by Persons and       Not Applicable
     Parties Deemed to Be
     Underwriters.....................
  8. Interests of Named Experts and      Not Applicable
     Counsel..........................
  9. Disclosure of Commission Position
     on Indemnification for Securities   Not Applicable
     Act Liabilities..................
 B. INFORMATION ABOUT THE REGISTRANT
 10. Information with Respect to S-3     Not Applicable
     Registrants......................
 11. Incorporation of Certain
     Information by Reference.........   Not Applicable
 12. Information with Respect to S-2
     or S-3 Registrants...............   Not Applicable
 13. Incorporation of Certain
     Information by Reference.........   Not Applicable
 14. Information with Respect to
     Registrants Other Than S-3 or S-2   Not Applicable
     Registrants......................

                                                       LOCATION IN PROXY
           FORM S-4 ITEM NUMBER                      STATEMENT/PROSPECTUS
           --------------------                      --------------------
 C. INFORMATION ABOUT THE COMPANY BEING
  ACQUIRED
 15. Information with Respect to S-3       Not Applicable
     Companies...........................
 16. Information with Respect to S-2 or    Not Applicable
     S-3 Companies.......................
 17. Information with Respect to
     Companies Other Than S-3 or S-2       Not Applicable
     Companies...........................
 D. VOTING AND MANAGEMENT INFORMATION
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited..  Outside Front Cover Page of Proxy
                                            Statement/Prospectus; The Special
                                            Meeting; Proposal I: Election of
                                            Directors;
                                            Proposal II: The Merger; Ownership
                                            Information; Management Information;
                                            Certain Relationships and Related
                                            Transactions
 19. Information if Proxies, Consents or
     Authorizations are not to be          Not Applicable
     Solicited or in an Exchange Offer...

                           REUNION RESOURCES COMPANY

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 22, 1996

To Stockholders of Reunion Resources Company:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of REUNION RESOURCES COMPANY, a Delaware corporation (the "Company"), will be held at the offices of Richards & O'Neil, LLP, 885 Third Avenue New York, New York, at 10:00 a.m., Eastern Standard Time, on March 22, 1996 (the "Special Meeting"), for the following purposes:

    1. To elect five directors to the Company's Board of Directors;

    2. To consider and act upon a proposal to approve the Merger Agreement dated as of November 14, 1995 (the "Merger Agreement"), between the Company and Reunion Industries, Inc., a Delaware corporation that is a newly-formed, wholly-owned subsidiary of the Company ("New Subsidiary"), pursuant to which the Company will be merged with and into New Subsidiary, with New Subsidiary being the surviving corporation (the "Merger"). The Merger is being proposed by the Board of Directors of the Company to help assure that the Company's substantial tax benefits (in the form of net operating loss carryforwards) will continue to be available to offset future taxable income by decreasing the likelihood of an "ownership change" for federal income tax purposes, which will be accomplished by including certain transfer restrictions in New Subsidiary's Certificate of Incorporation and certain legends on the certificates representing the common stock, par value $.01 per share, of New Subsidiary (the "New Common Stock"), which New Common Stock will be issued to stockholders in exchange for the shares of the Company's common stock, par value $.01 per share; and

    3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The Board of Directors of the Company has fixed the close of business on February 20, 1996 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Only holders of record on such date will be entitled to vote at the Special Meeting. A copy of the Proxy Statement/Prospectus relating to the Special Meeting and a Form of Proxy accompany this Notice. The Proxy Statement/Prospectus also relates to the shares of New Common Stock that stockholders will receive pursuant to the Merger.

  PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

  PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                          By Order of the Board of Directors,

                                                  /s/ Richard L. Evans

                                                   RICHARD L. EVANS,
                                                       Secretary

Houston, Texas

March   , 1996

                SUBJECT TO COMPLETION, DATED MARCH 4, 1996

           3,855,085 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

                                       OF

                            REUNION INDUSTRIES, INC.
                              ONE STAMFORD LANDING
                              62 SOUTHFIELD AVENUE
                          STAMFORD, CONNECTICUT 06902

                               ----------------

                           PROXY STATEMENT/PROSPECTUS
        FOR SPECIAL MEETING OF STOCKHOLDERS OF REUNION RESOURCES COMPANY
                           TO BE HELD MARCH 22, 1996

  THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THE NEW COMMON STOCK HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  SEE "RISK FACTORS" ON PAGE 7 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT STOCKHOLDERS SHOULD CONSIDER PRIOR TO EXECUTING A PROXY OR CASTING A VOTE.

                               ----------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH   , 1996

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

DESCRIPTION                                                          PAGE NUMBER
-----------                                                          -----------
Available Information...............................................       3
Summary.............................................................       4
Risk Factors........................................................       7
The Special Meeting.................................................       9
Proposal I. The Election of Directors...............................      11
Proposal II. The Merger.............................................      13
Ownership Information...............................................      24
Management Information..............................................      26
Certain Relationships and Related Transactions......................      31

                             AVAILABLE INFORMATION

  The Company is (and, following the Merger, New Subsidiary will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and New Subsidiary will file) reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company (and to be filed by New Subsidiary) may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Existing Common Stock is, and the New Common Stock will be, listed for quotation on the NASDAQ Small-Cap. Market and the Pacific Stock Exchange, and reports, proxy and information statements, and other information concerning the Company (and, following the Merger, New Subsidiary) may be inspected at such exchanges.

  The Company's Annual Report on Form 10-K as filed with the Commission for the year ended December 31, 1994, including certified financial statements and the financial schedules, excluding exhibits thereto, as well as the Company's Quarterly Reports on Form 10-Q, are available at no charge to stockholders upon written or oral request to Richard L. Evans, Secretary, at the address set forth in the following paragraph. The financial statements of the Company for the year ended December 31, 1994 and other information were sent to stockholders as a part of the Company's Annual Report on Form 10-K.

  This Proxy Statement/Prospectus does not contain all of the information in the Form S-4 and exhibits thereto. However, the Company believes that the summary descriptions contained in this Proxy Statement/Prospectus of any contract, agreement or other document filed as an exhibit to the Form S-4 accurately describe the material provisions of such contract, agreement or other document. For complete information as to any such contract, agreement or other document, stockholders should refer to the applicable exhibit to the Form S-4. The Form S-4 and the exhibits thereto filed by New Subsidiary with the Commission may be inspected at the public reference facilities of the Commission listed above. A copy of any and all of the information (not including the exhibits to such information unless such exhibits are specifically incorporated by reference) in any documents incorporated by reference in this Proxy Statement/Prospectus but not delivered herewith shall be provided without charge to each person, including any beneficial owner, to whom a Proxy Statement/Prospectus is delivered, upon written or oral request of such person to Richard L. Evans, Secretary Reunion Resources Company, 2801 Post Oak Boulevard, Suite 400, Houston, Texas 77056, telephone number (713) 627-9277. Following the earlier of (i) the effective time of the Merger and (ii) March 31, 1996, such requests should be made to Mr. Evans at One Stamford Landing, 62 Southfield Avenue, Stamford, Connecticut 06902, telephone number
(203) 324-8858.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR NEW SUBSIDIARY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR NEW SUBSIDIARY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY

MEETING AND PROPOSALS

  This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Reunion Resources Company, a Delaware corporation (the "Company"), for use at the special meeting of holders of the common stock, par value $.01 per share, of the Company (the "Existing Common Stock") to be held on March 22, 1996 at 10:00 a.m., Eastern Standard Time, at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York and any adjournment thereof (the "Special Meeting"). This Proxy Statement/Prospectus and accompanying Notice of Special Meeting of Stockholders and Form of Proxy are first being mailed to stockholders on or about March [ ], 1996.

  At the Special Meeting, stockholders will be asked to consider and act upon the following:

    (i) Proposal I: The election of five directors to the Board of Directors of the Company (See "Proposal I: The Election of Directors");

    (ii) Proposal II: Approval of the Merger Agreement, dated as of November 14, 1995 (the "Merger Agreement"), between the Company and Reunion Industries, Inc., a Delaware corporation that is a newly-formed, wholly-owned subsidiary of the Company ("New Subsidiary"), pursuant to which the Company will be merged with and into New Subsidiary, with New Subsidiary being the surviving corporation (the "Merger"). The Merger is intended to help assure that the Company's substantial net operating loss carryforwards ("NOLs") will continue to be available to offset future taxable income by decreasing the likelihood of an "ownership change" for federal income tax purposes, which will be accomplished by including certain transfer restrictions in New Subsidiary's Certificate of Incorporation and certain legends on the stock certificates representing the common stock, par value $.01 per share, of New Subsidiary (the "New Common Stock") (collectively, the "Transfer Restrictions") (See "Proposal II. The Merger."); and

    (iii) To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

CONSEQUENCES OF APPROVAL OF PROPOSALS

  With the exception of the Transfer Restrictions, the New Authorized Stock (as defined below), a new name, and the New Indemnity Restriction (as defined below), following the Merger New Subsidiary will be substantially identical to the Company prior to the Merger, including with respect to management, operations and financial condition. The directors and officers of the Company immediately prior to the Merger will be the directors and officers, respectively, of New Subsidiary immediately following the Merger. Immediately following the Merger, New Subsidiary will have the same consolidated assets, liabilities and stockholders' equity as the Company immediately prior to the Merger. Following the Merger, New Subsidiary's Certificate of Incorporation will contain articles identical to those in the Company's Certificate of Incorporation, with the following exceptions.

    The Transfer Restrictions. The Transfer Restrictions, set forth in
  Article V of New Subsidiary's Certificate of Incorporation, are designed to prevent any person or group of persons from becoming a 5% shareholder of New Subsidiary and to prevent an increase in the percentage stock ownership of any existing person or group of persons that constitutes a 5% shareholder by prohibiting and voiding any transfer or agreement to transfer stock to the extent that it would cause the transferee to hold such a prohibited ownership percentage (See "Risk Factors" and "Proposal
  II. The Merger--Transfer Restrictions").

    The New Authorized Stock. New Subsidiary is authorized pursuant to
  Article IV of its Certificate of Incorporation to issue (i) 20,000,000 shares of New Common Stock, par value $.01 per share, compared with 8,000,000 shares of Existing Common Stock currently authorized by the Company's Certificate of Incorporation, and (ii) 10,000,000 shares of "blank check" preferred stock, par value $.01 per share, which the Company is not currently authorized to issue (the 12,000,000 additional shares of common stock (the "Additional Common Stock") and the blank check preferred stock (the "Blank Check Preferred Stock") are hereinafter sometimes collectively referred to as the "New Authorized Stock") (See "Risk Factors" and "Proposal II. The Merger--The New Authorized Stock"). The Board of Directors of the Company (to become the Board of Directors of New Subsidiary upon effectiveness of the Merger) does not have any present plans to issue any of the New Authorized Stock.

    New Name. The corporate name of New Subsidiary is Reunion Industries, Inc., as set forth in Article I of its Certificate of Incorporation.

    The New Indemnity Restriction. Section 12.8 of New Subsidiary's Certificate of Incorporation contains a limitation on New Subsidiary's obligation to indemnify its directors that the Registrant's Certificate of Incorporation does not contain (the "New Indemnity Restriction"). Section
  12.8 provides that New Subsidiary is required to indemnify any of its directors against liabilities arising out of their services on behalf of the corporation in connection with an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), that was initiated by such director only if the initiation of such Proceeding (or part thereof) by the director was authorized in writing by the Board of Directors. See "Proposal II: The Merger--The New Indemnity Restriction". Management is not aware of any pending or threatened Proceeding that would be affected by the New Indemnity Restriction.

  Except as revised to reflect the changes to New Subsidiary's Certificate of Incorporation described above, the Bylaws of New Subsidiary are substantially identical to the Company's Bylaws.

  As a result of the Merger, each share of Existing Common Stock outstanding immediately prior to the Merger will be converted automatically into the right to receive an equivalent share of New Common Stock immediately following the Merger, and each warrant or other right to purchase or receive Existing Common Stock outstanding immediately prior to the Merger will be converted immediately upon consummation of the Merger, as a matter of law and pursuant to the documents governing such warrants or rights, into a similar warrant or other right, respectively, to purchase or receive an equivalent share of New Common Stock. The relative powers, designations, preferences, rights and qualifications of the New Common Stock will be substantially identical in all material respects to the relative powers, designations, preferences, rights and qualifications of the Existing Common Stock, except as described in this Proxy Statement/Prospectus.

  New Subsidiary has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering up to 3,855,085 shares of New Common Stock to be issued to the Company's stockholders in exchange for their Existing Common Stock pursuant to the Merger (the "Form S-4"). This Proxy Statement/Prospectus constitutes the Prospectus of New Subsidiary relating to the New Common Stock and filed as part of the Form S-4. Following the Merger, New Subsidiary, as the successor to the Company, will be a reporting company under Section 12 of the Exchange Act, and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission").

  The Existing Common Stock is listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNR" and on the Pacific Stock Exchange under the symbol "RUN". Following the Merger, the New Common Stock will be listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNR" and on the Pacific Stock Exchange under the symbol "RUN".

NO APPRAISAL RIGHTS

  Pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL"), no holder of the Company's securities will have appraisal rights in connection with the Merger because the Existing Common Stock is listed on a national securities exchange, and the Company's stockholders will be required under the terms of the Merger Agreement to accept shares of the surviving entity, New Subsidiary, for their Existing Common Stock.

DESCRIPTION OF COMPANY

  The Company, through its wholly-owned subsidiary Oneida Rostone Corp. ("ORC"), is engaged in the manufacturing of high volume, precision plastic products and providing engineered plastics services. ORC's Oneida division, acquired in September 1995, designs and produces injection molded parts and provides secondary services such as hot stamping, welding, printing, painting and assembly of such products. Oneida's principal products consist of specially designed and manufactured components for printer and copier machines, microwave ovens, camera parts, computer parts and consumer electronics and telecommunications equipment. In addition, Oneida designs and builds custom molds at its tool shops in order to produce component parts for specific customers. ORC's Rostone division, acquired in February 1996, compounds and molds thermoset polyester resins. Rostone's products consist of proprietary bulk and sheet molding compounds, both for internal use and for sale to other manufacturers, and of custom molded parts for the electrical, appliance, business machine and other markets.

  The Company is also engaged in producing and selling crude oil and natural gas in the United States, and in real estate development and wine grape agricultural operations in Napa County, California. The Company is currently pursuing the sale of its oil and gas assets and has engaged an investment bank in furtherance of this pursuit.

                                  RISK FACTORS

MARKET CONSIDERATIONS

  Following the Merger, the New Common Stock will be subject to the Transfer Restrictions, which do not apply to the Existing Common Stock. There can be no assurance that the market price of the New Common Stock will be comparable to the market price of the Existing Common Stock, or that the Transfer Restrictions will not adversely affect the market price of the New Common Stock.

  The Transfer Restrictions (i) may have the effect of impeding the acquisition of a significant or controlling interest in New Subsidiary, (ii) may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent stockholders and (iii) may serve to entrench management. (See "Proposal II. The Merger--Preservation of Tax Benefits" and "--Anti-Takeover Effects") The purpose of the Transfer Restrictions is to preserve tax benefits, however, not to insulate management from change. The Company and New Subsidiary believe that the tax benefits of the Transfer Restrictions outweigh any anti-takeover effect that they may have. Any anti-takeover effect of the Transfer Restrictions will end when the Transfer Restrictions terminate, which will occur on the earlier of: (i) the day after the third anniversary of the effective date of the Merger; (ii) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") if New Subsidiary's Board of Directors determines that the Transfer Restrictions are no longer necessary; or (iii) the beginning of a taxable year of New Subsidiary as to which New Subsidiary's Board of Directors determines prior to the beginning of such taxable year that no NOLs or other tax benefits otherwise available to New Subsidiary may be carried forward. In addition, New Subsidiary's Board, under certain circumstances, may accelerate or extend the termination date of the Transfer Restrictions. (See "Proposal II. The Merger-- Termination of Transfer Restrictions").


CONTINUATION OF NET OPERATING LOSS CARRYFORWARDS

  Notwithstanding the adoption of the Transfer Restrictions, New Subsidiary may be unable to prevent every transaction that could cause an "ownership change" for federal income tax purposes. Any such transaction may severely limit New Subsidiary's ability to utilize the NOLs. There can be no assurance that legislation will not be adopted that would limit New Subsidiary's ability to utilize the NOLs in future periods. However, the Company is not aware of any proposed legislation for changes in the tax laws that could impact the ability of New Subsidiary to utilize the NOLs as described below.

  The Company has not received or requested a legal opinion on the prospective effectiveness of the Transfer Restrictions in preserving the NOLs. Although the Company believes that the Transfer Restrictions, as designed, can effectively preserve the NOLs, future transactions cannot be predicted or addressed with the degree of certainty necessary to support a legal opinion. Accordingly, no assurances of counsel are or can be given to the Company and its shareholders that the NOLs will not, in spite of the Transfer Restrictions, be severely limited under Section 382 of the Code by reason of any such future transactions.

ADDITIONAL COMMON STOCK

  Following the Merger, New Subsidiary will be authorized to issue up to 20,000,000 shares of New Common Stock. The Company is authorized to issue 8,000,000 shares of Existing Common Stock. While the Board of Directors believes that the availability of the Additional Common Stock will give New Subsidiary the ability to expand its capital base and provide flexibility in concluding acquisitions and meeting other corporate needs, the authorization of the Additional Common Stock may also have the effect of preventing or discouraging an attempt by another person or entity to acquire control of New Subsidiary through acquisition of shares or other transaction that has not been approved by the Board of Directors. It is not possible to state the actual effects of the Additional Common Stock upon the post-Merger rights of existing stockholders of the Company unless and until the Board of Directors determines to issue some or all of such Additional Common Stock. However, such effects might include (i) dilution of the per share equity interest of the stockholders, (ii) dilution of the per share voting power of the stockholders and (iii) a reduction of existing stockholders' interests in the assets of New Subsidiary in the event of liquidation. The Board of Directors does not have any present plans, understandings or agreements for the issuance or use of the Additional Common Stock. See "Proposal II. The Merger-- The New Authorized Stock" and "--Anti-Takeover Effects".

BLANK CHECK PREFERRED STOCK

  Following the Merger, New Subsidiary will be authorized to issue up to 10,000,000 shares of Blank Check Preferred Stock, which the Company is not authorized to issue. The Board of Directors believes that the authorization of Blank Check Preferred Stock is in the best interests of New Subsidiary and its stockholders because it will provide flexibility for financing New Subsidiary's activities. The authorization of Blank Check Preferred Stock, however, grants the Board of Directors broad power and discretion to establish the designations, powers, preferences and rights of one or more series of preferred stock of New Subsidiary. Although the Board of Directors has no present intention of issuing any of the Blank Check Preferred Stock in the foreseeable future, and is required to make any determination to issue any shares of Blank Check Preferred Stock based on its judgment as to the best interests of the stockholders and the corporation, the existence of authorized and unissued Blank Check Preferred Stock may enable the Board of Directors of New Subsidiary to render more difficult or to discourage an attempt to obtain control of New Subsidiary by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the best interests of the corporation and its stockholders, the Board of Directors could cause shares of the Blank Check Preferred Stock to be issued without further stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. Since no Blank Check Preferred Stock has yet been authorized or issued and the issuance of the same is not currently contemplated, it is not possible to know whether any such preferred stock, if ever issued, would have preferences over the holders of New Common Stock in the distribution of any assets in the event of liquidation. See "Proposal II. The Merger--The New Authorized Stock" and "--Anti-Takeover Effects".

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

  The Special Meeting will be held on March 22, 1996, at 10:00 a.m. Eastern Standard Time, at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York. At the Special Meeting, the Company's stockholders will be asked to consider and act upon the following:

    (1) Proposal I: The election of five directors to the Board of Directors of the Company (See "Proposal I: The Election of Directors);

    (2) Proposal II: Approval of the Merger Agreement, in the form attached hereto as ANNEX A and incorporated herein by reference, pursuant to which the Company will be merged with and into New Subsidiary, a newly-formed, wholly-owned subsidiary of the Company, with New Subsidiary being the surviving corporation (See "Proposal II. The Merger"); and

    (3) To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  For a discussion of the tax consequences to stockholders of the proposed Merger, see "Proposal II. The Merger--Federal Income Tax Consequences to Stockholders". The Company and New Subsidiary believe that no material federal or state regulatory approvals are necessary in connection with the Merger, other than registrations in connection with securities laws.

RECORD DATE; PROXY INFORMATION

  The Board of Directors of the Company has fixed the close of business on February 20, 1996 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at the Special Meeting. Only holders of record of Existing Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 3,855,085 shares of Existing Common Stock issued and outstanding and entitled to vote at the Special Meeting. As of such date, there were approximately 1,680 holders of record of Existing Common Stock.

  Stockholders are requested to complete, date, sign and promptly return the accompanying Form of Proxy in the enclosed envelope. All shares of Existing Common Stock represented by properly executed proxies returned to the Company prior to or at the Special Meeting will be voted at the Special Meeting in accordance with the instructions marked thereon, unless such proxy has been revoked.

  EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED FOR ELECTION OF MANAGEMENT'S NOMINEES AS DIRECTORS AND FOR APPROVAL OF THE MERGER AGREEMENT.

  Any stockholder who executes and delivers a proxy may unconditionally revoke it at any time before it is voted by delivering to Richard L. Evans, Secretary of the Company, at 2801 Post Oak Boulevard, Suite 400, Houston, Texas 77056, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy).

  It is not anticipated that any matters other than those set forth in this Proxy Statement/Prospectus will be brought before the Special Meeting. However, if any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters in their discretion in accordance with their best judgment.

  This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Stockholders and Form of Proxy are first being mailed to stockholders on or about March [ ], 1996. The proxies are being solicited by action of the Company's Board of Directors. The Company will bear the costs of soliciting the proxies. In addition to the use of the mails, proxies may be solicited by personal contact, telephone or telegraph by directors, officers, employees or representatives of the Company. The Company will reimburse brokers or other persons holding stock in their names, or in the names of nominees, for their reasonable expenses in forwarding proxy soliciting materials to beneficial owners.

QUORUM; VOTE REQUIRED

  As of the Record Date, the Company had outstanding 3,855,085 shares of Existing Common Stock. Stockholders are entitled to one vote for each share of Existing Common Stock held as of the Record Date on each matter voted on at the Special Meeting. Stockholders do not have cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Existing Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be treated as present for determining whether a quorum has been reached. If a quorum is not present or represented at the Special Meeting, the stockholders that are present in person or by proxy who are entitled to vote at the Special Meeting may, by majority vote, adjourn the Special Meeting from time to time until a quorum is present or represented. Assuming that a quorum is present or represented at the Special Meeting, approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Existing Common Stock entitled to vote thereon, and the election of each of the Director nominees will require the affirmative vote of a plurality of the shares of Existing Common Stock entitled to vote thereon. Stockholders will not have dissenters rights of appraisal in connection with the Merger. See "Proposal II. The Merger--Appraisal Rights".

  All shares of Existing Common Stock represented by properly executed proxies returned to the Company will be voted at the Special Meeting. Votes submitted as abstentions on matters to be voted on at the Special Meeting will be counted as votes against such matters. Broker non-votes will effectively be votes against the proposed election of Directors and the Merger Agreement.

  Management believes that all of the shares of Existing Common Stock to be voted by directors, executive officers and Chatwins Group, Inc. ("Chatwins"), aggregating 1,826,490 shares as of the Record Date, or approximately 47.4% of the issued and outstanding Existing Common Stock, will be voted in favor of the election of the Director nominees and for approval of the Merger Agreement. (See "Ownership Information-- Security Ownership of Certain Beneficial Owners and Management").

                     PROPOSAL I. THE ELECTION OF DIRECTORS

  The Directors of the Company immediately prior to the Merger will be the Directors of New Subsidiary immediately after the Merger. At the Special Meeting, the stockholders of the Company will be asked to vote for or against the election of five Directors to the Board of Directors of the Company. The candidates proposed by management for election at the Special Meeting, listed in the table set forth in "Directors and Nominees" below, are Thomas N. Amonett, Charles E. Bradley, Sr., Thomas L. Cassidy, Franklin Myers, and John
G. Poole. If elected, these candidates would comprise the entire Board of Directors of the Company, and would hold office until their successors are duly elected and qualified at the next annual meeting of stockholders of the Company (or New Subsidiary, if the Merger has become effective) or until they earlier die, resign or are removed from office in accordance with applicable law. The persons listed as "Current Director" in the table below comprise the entire Board of Directors of the Company as of the date of this Proxy Statement/Prospectus.

  The election of each of the Director nominees will require the affirmative vote of a plurality of the shares of Existing Common Stock entitled to vote thereon. Management believes that all of the shares of Existing Common Stock to be voted by directors, executive officers and Chatwins, aggregating 1,826,490 shares as of the Record Date, or approximately 47.4% of the issued and outstanding Existing Common Stock (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management"), will be voted in favor of the election of each of the candidates. The Company knows of no family relationships between any director or executive officer and any other director or executive officer of the Company. Certain biographical information with respect to the proposed Directors as well as the current Directors of the Company is set forth in "Directors and Nominees" below.

                  THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS
     A VOTE IN FAVOR OF THE ELECTION OF THE CURRENT AND PROPOSED DIRECTORS

DIRECTORS AND NOMINEES

      NAME                                       STATUS                                 AGE
      ----                                       ------                                 ---
      Thomas N. Amonett                     Current Director                             52
      Charles E. Bradley, Sr.               Current Director                             65
      Thomas L. Cassidy                     Current Director                             66
      Franklin Myers                        Current Director                             42
      John G. Poole                         Proposed Director                            52

  THOMAS N. AMONETT has served as a Director of the Company since July 1, 1992 and served as the President and Chief Executive Officer of the Company from July 1, 1992 until October 26, 1995. Mr. Amonett is currently the President of Reunion Energy Company, an oil and gas operating company and a wholly-owned subsidiary of the Company. Prior to his affiliation with the Company, he had been engaged in the practice of law with Fulbright & Jaworski in Houston, Texas, where he was of counsel for more than five years. From 1982 through 1986 he served as president of Houston Oil Fields Company, a Houston-based oil and gas exploration and production company. He also served as Chairman of the Board of Directors of Weatherford International Incorporated, now Weatherford Enterra, Inc., an oil field service company, from 1986 to 1989 and where he continues to serve as a Director. Mr. Amonett also serves as a Director of PetroCorp, Incorporated, a Houston-based oil and gas company, and Team, Inc., a Houston based environmental services company.

  CHARLES E. BRADLEY, SR. took office as a Director of the Company on June 20, 1995 and was appointed President and Chief Executive Officer of the Company on October 26, 1995. Mr. Bradley has been a Director of Chatwins since shortly after its acquisition by Stanwich Partners, Inc. ("SPI") in 1986 and Chairman of the Board of Chatwins since 1988. Chatwins is an industrial products manufacturing company. Mr. Bradley was a co-founder of SPI in 1982 and has served as its President since that time. SPI is a private investment company. Mr. Bradley is a Director of DeVlieg-Bullard, Inc. ("DBI"), a machine tool parts and services company, General Housewares Corp., a manufacturer and distributor of housewares, Consumer Portfolio Services, Inc. ("CPS"), engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts, and Audits and Surveys, Inc., an international marketing research firm. Mr. Bradley is currently the Chairman of the Board of DBI as well as President and acting Chief Financial Officer and a Director of Sanitas, Inc., a currently inactive company, and a Director, President and acting Chief Financial Officer of Texon Energy Corporation, a plastics manufacturer holding company.

  Mr. Bradley was the Chairman of U.S. Metalsource Corp. ("Metalsource") when Metalsource filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Pennsylvania, Case Number 91-2919-JLC, on August 12, 1991. Metalsource is engaged in the steel service center business. This bankruptcy proceeding is currently pending. Mr. Bradley was also a Director of DeVlieg, Inc., an affiliate of DBI ("DeVlieg"), until December 18, 1989, and served as a Vice President of DeVlieg until December 11, 1989. Mr. Bradley is also a 41% stockholder of DeVlieg. On August 5, 1991, DeVlieg filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois, Case Number 91-B31744. This bankruptcy proceeding is currently pending.

  On March 2, 1992, a class action suit was commenced in the U.S. District Court of the District of Connecticut, Civil Action Number 92-592-CV117 (EBB), by certain stockholders of DBI against DBI and named Mr. Bradley, among others, as additional defendants. The complaint filed in this action seeks an unspecified sum of money damages and equitable relief in connection with alleged defective disclosures made in violation of Rule 10b-5 of the Exchange Act, as well as Sections 11 and 12(2) of the Securities Act, with respect to the initial public offering of Common Stock of DBI. DBI used a portion of the proceeds of such offering to purchase certain assets of DeVlieg. The complaint alleges disclosures made in connection with the offering were defective in that they failed to properly describe the prospects and resources of the acquired business and improperly estimated the value of certain of its assets. The Company has been advised that DBI and Mr. Bradley believe that the suit is without merit and that they intend to defend it vigorously.

  THOMAS L. CASSIDY took office as a Director of the Company on June 20, 1995. Mr. Cassidy has been a Managing Director of Trust Company of the West ("TCW"), an investment management firm, since 1984. He is also a Senior Partner in TCW Capital, an affiliate of TCW. He is a Director of DBI, Federal Paper Board Company, Inc., a an international forest products company, Spartech Corporation, a plastics manufacturing company and Chatwins.

  FRANKLIN MYERS served as a Director of the Company from July 1, 1992 until June 20, 1995, when he resigned contemporaneously with the sale of 1,450,000 shares of Existing Common Stock by Parkdale Holdings Corporation N.V. ("Parkdale") to Chatwins. Mr. Myers was reappointed as a Director of the Company on October 26, 1995. On April 1, 1995, Mr. Myers became Senior Vice President, General Counsel and Secretary of Cooper Cameron Corporation, an oil field manufacturing company. Prior thereto he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an international oil field service and equipment company, for more than six years. He is a Director of Convest Energy Corporation, a Houston-based oil and gas producer.

  JOHN G. POOLE was a co-founder of SPI with Charles E. Bradley, Sr. in 1982 and has served as SPI's Vice President since that time. Mr. Poole has been a Director of Chatwins since 1988, and is also a director of DBI, CPS and Sanitas, Inc. Mr. Poole was also a Director of DeVlieg until December 18, 1989, and served as Secretary of DeVlieg until December 11, 1989. Mr. Poole again became a director of DeVlieg on June 22, 1993. Mr. Poole is also a 14% stockholder of DeVlieg. On August 5, 1991, DeVlieg filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois, Case Number 91-B31744. This bankruptcy proceeding is currently pending. Mr. Poole is a defendant in the DBI class action suit described above in this section under the caption "Charles E. Bradley, Sr.".

DIRECTOR COMPENSATION

  Directors not otherwise compensated by the Company receive annual retainers of $18,000 for service on the Board and $500 for each Board or Committee meeting attended. Compensation paid to non-employee directors during 1994 for service in all Board capacities aggregated $25,000.

                            PROPOSAL II. THE MERGER

  At the Special Meeting, the Company's stockholders will be asked to approve the Merger Agreement, pursuant to which the Company will be merged with and into New Subsidiary, with New Subsidiary being the surviving corporation. The current Board of Directors of the Company approved the Merger Agreement by unanimous vote on October 26, 1995.

  The Merger must be approved by the holders of a majority of the shares of Existing Common Stock entitled to vote on such a proposal. Management believes that all of the shares of Existing Common Stock to be voted by directors, executive officers and Chatwins, aggregating 1,826,490 shares as of the Record Date, or approximately 47.4% of the issued and outstanding Existing Common Stock (see "Ownership Information--Security Ownership of Certain Beneficial Owners and Management"), will be voted in favor of the Merger.

                        THE COMPANY'S BOARD OF DIRECTORS
                    RECOMMENDS A VOTE IN FAVOR OF THE MERGER

TRANSFER RESTRICTIONS

  The Transfer Restrictions to be implemented by the Merger are intended to help assure that an "ownership change", as defined under the Code and the Treasury Regulations promulgated thereunder (an "Ownership Change"), that could severely limit the availability of the Company's NOLs will not occur. Transfer restrictions were implemented for this same purpose in January 1989 by an amendment to the Company's Certificate of Incorporation and remained in effect until June 29, 1993, when they were eliminated in connection with the Recapitalization, as defined below. See "Ownership Information--Outstanding Warrants; Options; Other Rights".

  The New Common Stock to be issued by New Subsidiary in exchange for Existing Common Stock will be deemed to be issued after the adoption of the Transfer Restrictions, which are set forth in Article Fifth of the Certificate of Incorporation of New Subsidiary to be in effect upon consummation of the Merger ("New Subsidiary's Certificate of Incorporation"), a copy of which is included as ANNEX B to this Proxy Statement/Prospectus. Accordingly, the Transfer Restrictions will apply to all shares of New Common Stock, and all New Common Stock certificates will contain a legend informing holders and transferees of the Transfer Restrictions.

PRESERVATION OF TAX BENEFITS

  NOLs offset taxable income in future years and eliminate income taxes otherwise payable on such taxable income (except for purposes of calculating alternative minimum tax liability). As of December 31, 1994, the Company's NOLs were approximately $238.4 million. The Company's NOLs expire as follows: $9.4 million in 1998, $49.4 million in 1999 and $179.6 million during the years 2000 through 2009.

  On June 20, 1995, Chatwins acquired 1,450,000 shares of Existing Common Stock ("the Purchased Shares") from Parkdale (the "Chatwins Acquisition"), resulting in the ownership by Chatwins of approximately 38% of the Existing Common Stock. As a result of the Chatwins Acquisition and other stock transfers, the availability of the Company's NOLs may be jeopardized (as described below) if a change in ownership of 5% of the Existing Common Stock (or if another event that would cause an Ownership Change) occurs in the future. Several steps were taken in connection with the Chatwins Acquisition to assist in the preservation of the Company's tax loss carryforwards: the 271,280 remaining shares of Existing Common Stock owned by Parkdale as well as 66,210 shares of Existing Common Stock (the "Myers Shares") and a warrant to purchase 75,000 shares of Existing Common Stock (the "Myers Warrant" and, collectively with the Myers Shares, the "Myers Securities") owned by Franklin Myers were delivered into a 3-year escrow arrangement. Each of Myers and Parkdale also entered into 3-year standstill agreements with Chatwins regarding the purchase, sale and transfer of Company securities and delivered to Chatwins 3-year proxies to vote all of their respectively-owned shares of Existing Common Stock (the "Chatwins Proxies"). Also in furtherance of the preservation of the Company's tax loss carryforwards, Chatwins acquired from P. Dean Gesterkamp, simultaneously with the Chatwins Acquisition, a warrant to purchase 75,000 shares of Existing Common Stock (the "Gesterkamp Warrant"). In spite of these steps, there is a risk that, absent the Transfer Restrictions, an Ownership Change could result if other persons acquire 5% or more of the Existing Common Stock. In addition, the restrictions in the Parkdale and Myers agreements expire in June 1998. Management is proposing implementation of the Transfer Restrictions to reduce these risks.

  Section 382 of the Code provides that, if a corporation undergoes an Ownership Change, its ability to use its NOLs in the future may be limited. An Ownership Change occurs when the aggregate cumulative increase in the percentage ownership of a corporation's capital stock owned by persons holding 5% or more of the fair market value of such stock ("5-Percent Shareholders") is more than 50 percentage points within a three-year testing period. For purposes of determining percentage ownership, Section 382 generally defines stock to include all issued and outstanding stock, except certain preferred stock. In addition, recent Treasury Regulations provide that certain stock that may be acquired pursuant to warrants, options, rights to purchase stock, rights to convert other instruments into stock, and options or other rights to acquire any such interest may under certain circumstances be deemed to have been acquired for purposes of determining the existence of an Ownership Change under
Section 382 of the Code.

  In determining whether the aggregate cumulative increase in the percentage ownership of capital stock by 5-Percent Shareholders is more than 50 percentage points in any three-year testing period, certain special rules apply. All stockholders who are not 5-Percent Shareholders individually are aggregated into one or more public groups, each of which is considered to be a 5-Percent Shareholder. Ownership of stock is generally attributed to the ultimate individual beneficial owner, and ownership by nominees, corporations, partnerships, trusts or other entities generally is disregarded (except to the extent used to identify different public groups or other 5-Percent Shareholders). When 5% or more of a corporation's stock is owned by another entity (such as a corporation, trust or partnership) at any time during the testing period, the owners of the other entity may be treated as one or more separate, segregated groups of stockholders that are 5-Percent Shareholders of the corporation, depending on whether such owners indirectly own as much as 5% of the corporation's stock. Similarly, the purchasers of any stock from the entity may be treated as a separate, segregated group of stockholders that is a 5-Percent Shareholder.

  The applicable Treasury Regulations also provide that purchasers of stock from the issuing corporation in a public offering may under certain circumstances be considered a separate stockholder group that is treated as a 5-Percent Shareholder that previously owned no stock. The Transfer Restrictions, accordingly, are generally designed to prohibit transfers to persons holding or who thereafter hold sufficient New Subsidiary stock, either directly or constructively, such that they would be treated as 5-Percent Shareholders under the applicable Treasury Regulations and are intended to prevent an Ownership Change and thereby preserve New Subsidiary's ability to maximize use of the NOLS.

  If an Ownership Change occurs within the meaning of Code Section 382, the amount of NOLs that a company may use to offset income in any future taxable year is limited, in general, to an amount determined by multiplying the fair market value of such company's outstanding capital stock on the change date by the "long-term tax-exempt rate", which is published monthly by the Internal Revenue Service. For purposes of this calculation, the fair market value of a company's outstanding capital stock is adjusted to exclude any capital infusions occurring during the prior two years.

  The following is a summary of the Transfer Restrictions, which are set forth in Article V of New Subsidiary's Certificate of Incorporation. (See Annex B). The Transfer Restrictions apply to transfers of New Common Stock and any other instrument that would be treated as "stock," as determined under applicable Treasury Regulations (collectively, "Stock"). They are intended to prevent any person or group of persons from becoming a 5-Percent Shareholder of New Subsidiary and to prevent an increase in the percentage Stock ownership of any existing person or group of persons that constitutes a 5-Percent Shareholder. Under the Transfer Restrictions, if a stockholder transfers or agrees to transfer Stock, the transfer will be prohibited and void to the extent that it would cause the transferee to hold a prohibited ownership percentage, which is defined under New Subsidiary's Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 5% or more (based on value) of Stock or any other percentage that would cause a transferee to be considered a 5-Percent Shareholder under applicable Treasury Regulations (a "Prohibited Ownership Percentage"). A transfer is also prohibited and void if either it would result in the transferee's ownership percentage increasing if the transferee had held a Prohibited Ownership Percentage within the three prior years or the transferee's ownership percentage already exceeds the Prohibited Ownership Percentage, unless otherwise agreed to by New Subsidiary. The Transfer Restrictions do not prevent transfers of Stock between persons who do not hold a Prohibited Ownership Percentage.

  The acquisition of Stock from an individual or entity that owns directly 5% of the Stock would be deemed to result in the identification of a separate, segregated "public group" which is a new 5-Percent Shareholder. Consequently, the Transfer Restrictions will prohibit certain transfers of equity interests by, and other actions involving, persons having a Prohibited Ownership Percentage, unless the transfer or other action is approved by New Subsidiary's Board of Directors in advance or permitted by a resolution of such board.

  The Transfer Restrictions do not apply to any transfer that has been approved by New Subsidiary's Board of Directors if such approval is based upon a determination by the Board that such proposed transfer will not jeopardize New Subsidiary's full utilization of the NOLS. The Board may or may not grant any such transfer requests based upon existing facts and circumstances at the time. Board approval of any prohibited transfer transactions must be based upon an opinion of counsel.

  In addition to voiding prohibited transfers, the Transfer Restrictions provide a method of nullifying the effect of certain prohibited transfers after the transfers have purportedly occurred. If such a purported transfer is made in violation of the Transfer Restrictions, the transferee (the "Purported Acquiror") will not be recognized as the owner of the Stock. If New Subsidiary determines that such a purported transfer has violated the Transfer Restrictions, it shall require the Purported Acquiror to surrender the relevant Stock and any dividends he or she has received on them to an agent designated by New Subsidiary (the "Agent"). The Agent will sell the Stock in an arm's length transaction. If the Purported Acquiror has resold the Stock before receiving New Subsidiary's demand to surrender such Stock, the Purported Acquiror generally will be required to transfer to the Agent the proceeds of the sale and any distributions he or she has received on the Stock. After repaying its own expenses and reimbursing the Purported Acquiror for the price paid for the Stock (or the fair market value of the Stock at the time of the attempted transfer to the Purported Acquiror by gift, inheritance or similar transfer), the Agent will pay any remaining amounts to the person who sold such Stock to the Purported Acquiror. If the identity of the person who sold such Stock cannot be determined through inquiry of the Purported Acquiror, the Agent or New Subsidiary shall hold such amounts pending the determination of such identity and, if after 90 days, such identity cannot be determined, then such amounts may be paid over to a court or governmental agency or to a tax-exempt entity designated under Section 501(c)(3) of the Code.

  The Transfer Restrictions (i) may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in New Subsidiary, (ii) may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent stockholders and (iii) may serve to entrench management. Management believes, however, that the tax benefits of the Transfer Restrictions outweigh any other effects they may have on the Company or its shareholders. See "Risk Factors" and "--Anti-Takeover Effects".

TERMINATION OF TRANSFER RESTRICTIONS

  The Transfer Restrictions will terminate upon the earliest to occur of: (i) the day after the third anniversary of the Effective Date (as defined below);
(ii) the repeal of Section 382 of the Code if New Subsidiary Board of Directors determines that the Transfer Restrictions are no longer necessary; or (iii) the beginning of a taxable year of New Subsidiary as to which New Subsidiary Board of Directors determines prior to the beginning of such taxable year that no NOLs or other tax benefits otherwise available to New Subsidiary may be carried forward (the "Expiration Date"). In addition, the Board of Directors of New Subsidiary is authorized to accelerate or extend the Expiration Date if the Board determines that such acceleration or extension is reasonably necessary or desirable to preserve the NOLs or other tax benefits or that the Transfer Restrictions are no longer necessary for the preservation thereof.

ANTI-TAKEOVER EFFECTS

  The consummation of the Merger, which would result in the implementation of the Transfer Restrictions and the authorization of the New Authorized Stock, may have the effect of preventing or discouraging an attempt by another person or entity to acquire control of New Subsidiary. In addition to impeding the acquisition of a significant or controlling interest in New Subsidiary, the Transfer Restrictions and New Authorized Stock may render it more difficult for a third party to effect a merger or similar transaction, even if such transaction is favored by a majority of the independent stockholders. The Transfer Restrictions may have the effect of discouraging or defeating mergers, proxy contests, or management changes that stockholders may deem in the best interests of New Subsidiary. The Transfer Restrictions may also have the effect of preventing a party from acquiring an interest in New Subsidiary that would be large enough to enable such party to effect a change in management of New Subsidiary. Similarly, the New Authorized Stock may enable New Subsidiary to dilute the percentage ownership of any party attempting to acquire a controlling interest in New Subsidiary or a percentage ownership sufficient to effect a change in management of New Subsidiary. See "Risk Factors--Market Considerations", "--Additional Common Stock", and "--Blank Check Preferred Stock".

  The Company has proposed the Merger, however, to effect the Transfer Restrictions in order to protect the availability of the Company's significant NOLs (see "--Preservation of Tax Benefits"), and has proposed the New Authorized Stock to provide flexibility for financing New Subsidiary's activities and meeting other corporate needs in the future (see "--The New Authorized Stock"), and not as part of an anti-takeover plan or strategy. Any issuance of shares of the New Authorized Stock by New Subsidiary is subject to the Transfer Restrictions (see Section 5.1 of New Subsidiary's Certificate of Incorporation, a copy of which is included in this Proxy Statement/Prospectus as ANNEX B), which will limit, if not prevent, the use of the New Authorized Stock as an anti-takeover device while the Transfer Restrictions are in effect.

  No employment, credit or other agreements to which the Company is party, individually or in the aggregate, are likely to have any anti-takeover effects. Other than i) the Transfer Restrictions, ii) the New Authorized Stock, iii)
Article VI of the Certificate of Incorporation and Section 3.1 of the By-laws of New Subsidiary, which establish a maximum number of directors (12), and iv)
Article IX of the Certificate of Incorporation and Section 2.10 of the By-laws, which abolish cumulative voting by stockholders in director elections, no provisions of New Subsidiary's Certificate of Incorporation or By-laws can be considered to have an anti-takeover effect.

  The Merger has not been proposed to forestall or hinder any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. At the present time, the Board of Directors does not have any plan or intention to propose any anti-takeover measures in future proxy solicitations.

MERGER STRUCTURE

  The Merger will be accomplished under the Delaware General Corporation Law pursuant to the Merger Agreement by and between the Company and New Subsidiary. Pursuant to the Merger Agreement, the Company will be merged with and into New Subsidiary, with New Subsidiary being the surviving corporation. At the Effective Time of the Merger, each share of New Common Stock theretofore issued and outstanding and held by the Company shall be retired and cancelled and shall cease to exist without the payment of any consideration therefor. Upon consummation of the Merger, New Subsidiary will become the successor in interest to the Company in all respects. The Merger Agreement has been approved by each of the Company's and New Subsidiary's Board of Directors and is included as ANNEX A to this Proxy Statement/Prospectus. The Merger Agreement is incorporated herein in its entirety by this reference.

  New Subsidiary's Board of Directors immediately after the Merger will consist of the persons serving on the Company's Board of Directors immediately prior to the Merger, and New Subsidiary's executive officers immediately after the merger will consist of persons serving as the Company's executive officers immediately prior to the Merger in their same respective positions. (See "Proposal I. The Election of Directors--Directors" and "Management Information--Executive Officers.") There are no material contracts between the Company and New Subsidiary other than the Merger Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to stockholder approval and receipt of all orders, consents or approvals, governmental or otherwise, that may be required or advisable. The Company and New Subsidiary believe that no material federal or state regulatory approvals are necessary other than registrations in connection with securities laws. Management believes that all of the conditions precedent to the Merger will be satisfied prior to the anticipated Effective Date.

EFFECTIVENESS OF THE MERGER

  The Merger will become effective immediately upon the filing of a Certificate of Merger in accordance with the DGCL and upon the satisfaction or waiver of the conditions to the Merger (the "Effective Date"). It is presently contemplated that, assuming approval at the Special Meeting, the Certificate of Merger will be filed, and the Effective Date will occur, as soon as practicable following the Special Meeting.

  The Merger Agreement provides that the Company and New Subsidiary, by mutual consent of their respective Boards of Directors, may amend, modify or supplement the Merger Agreement, and either of the respective Boards of Directors may terminate the Merger Agreement or abandon the Merger at any time prior to the Effective Date, even following stockholder approval.

ABOUT NEW SUBSIDIARY

  New Subsidiary is a Delaware corporation recently formed for the sole purpose of facilitating the Merger. Prior to the Merger, New Subsidiary will not have carried on any business dealings, owned any material property, been subject to any legal proceedings, nor paid out any dividends. The Company is currently the holder of all of the issued and outstanding New Common Stock which is the only class of stock of New Subsidiary to have been issued.

NEW SUBSIDIARY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  New Subsidiary's Certificate of Incorporation contains articles identical to those in the Company's Certificate of Incorporation, with the following exceptions: (i) Article IV, relating to the New Authorized Stock; (ii) Article V, which contains the Transfer Restrictions, (iii) Article I, which provides that the corporate name of New Subsidiary is Reunion Industries, Inc.; and (iv)
Section 12.8, containing the New Indemnity Restriction, which requires New Subsidiary to indemnify a director of the corporation in connection with any Proceeding initiated by such director only if the initiation of such Proceeding was authorized in writing by the Board of Directors of the corporation. Approval of the Merger Agreement by the stockholders of the Company will result in the implementation of items (i) through (iv) above. A copy of New Subsidiary's Certificate of Incorporation is included as ANNEX B to this Proxy Statement/Prospectus. Except as revised to reflect the changes to New Subsidiary's Certificate of Incorporation described above, the Bylaws of New Subsidiary will be substantially identical to the Company's Bylaws.

CONVERSION OF SECURITIES IN THE MERGER

  Each share of Existing Common Stock outstanding immediately prior to the Merger will be converted, by reason of the Merger, pursuant to the Merger Agreement and without any action by the holder thereof, into the right to receive one share of New Common Stock. The New Common Stock shall be deemed issued by New Subsidiary after the adoption of the Transfer Restrictions set forth in the Certificate of Incorporation of New Subsidiary. The relative powers, designations, preferences, rights and qualifications of the New Common Stock, as in effect immediately prior to the Merger, will be substantially equivalent in all material respects to the Existing Common Stock so converted, except that the New Common Stock will be subject to the Transfer Restrictions. See "--Description of Existing Common Stock; Dividends; Transfer Agent". Upon consummation of the Merger, Rights (see "Ownership Information--Outstanding Warrants; Options; Other Rights") to shares of Existing Common Stock will become Rights to shares of New Common Stock, pursuant to applicable law and the documents governing such Rights.

DESCRIPTION OF EXISTING COMMON STOCK; DIVIDENDS; TRANSFER AGENT

  The Company is authorized to issue 8,000,000 shares of Existing Common Stock, $.01 par value, of which 3,855,085 were issued and outstanding as of the Record Date. Each share of Existing Common Stock has one vote on all matters presented to the stockholders. Since the Existing Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors. Subject to the rights and preferences of any preferred stock which may be designated and issued, the holders of Existing Common Stock are entitled to dividends when and as declared by the board of directors and are entitled on liquidation to all assets remaining after payment of liabilities. The Existing Common Stock has no preemptive or other subscription rights. There are no conversion rights or sinking fund provisions with respect to the Existing Common Stock.

  For many years, the Company has reinvested any earnings in its business and, accordingly, has not paid any dividends on the Existing Common Stock. Although the Company (or New Subsidiary, if the Merger has been consummated) intends to continue to invest any future earnings in its business, it may determine at such future date that the payment of cash dividends would be desirable. The payment of any such dividends would depend, among other things, upon the earnings and financial condition of the Company (or New Subsidiary, if the Merger has been consummated).

  Registrar and Transfer Company, New York, New York, is the transfer agent and registrar for the Existing Common Stock.

THE NEW AUTHORIZED STOCK

  New Subsidiary's Certificate of Incorporation, which will survive the Merger, authorizes New Subsidiary to issue (i) 20,000,000 shares of New Common Stock, par value $.01 per share, and (ii) 10,000,000 shares of Blank Check Preferred Stock, par value $.01 per share. See "Risk Factors--Additional Common Stock" and "--Blank Check Preferred Stock".

  The Board of Directors views the authorization of the Additional Common Stock as necessary to provide financial flexibility to New Subsidiary, following the effectiveness of the Merger, through the availability of additional shares of common stock for possible issuance in connection with acquisitions of properties or businesses, financings, employee and director stock incentives and general corporate purposes. Neither the Company nor New Subsidiary has entered into any agreement, arrangement, undertaking or understanding, written or oral, for the issuance of any of the Additional Common Stock, nor do they have any plans to issue any of the Additional Common Stock in the foreseeable future. As with all of the New Common Stock, the Additional Common Stock will have the same relative powers, designations, preferences, rights and qualifications as the Existing Common Stock, except that the Additional Common Stock, like all of the New

Common Stock, will be subject to the Transfer Restrictions. See "--Description of Existing Common Stock; Dividends; Transfer Agent". Stockholders have no pre-emptive rights to purchase any Additional Common Stock. Although it is not possible to state the actual effects of the Additional Common Stock upon the post-Merger rights of the existing stockholders of the Company unless and until the Board of Directors of New Subsidiary determines to issue some or all of such Additional Common Stock, such effects might include (i) dilution of the per share equity interest of the stockholders, (ii) dilution of the per share voting power of the stockholders, (iii) a reduction of existing stockholders' interests in the assets of New Subsidiary in the event of liquidation and (iv) the prevention or discouraging of an attempt by another person or entity to acquire control of New Subsidiary following effectiveness of the Merger without the approval of its Board of Directors, and a possible resulting loss of liquidity to stockholders and/or the entrenchment of management. The authorization of the Additional Common Stock is not being included in New Subsidiary's Certificate of Incorporation in response to any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation and opposition to management or otherwise.

  The authorization of 10,000,000 shares of Blank Check Preferred Stock will also provide flexibility for financing New Subsidiary's activities in the future. The term Blank Check Preferred Stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof are determined by a corporation's board of directors. Accordingly, the Board of Directors of New Subsidiary will be able to authorize the creation and issuance of up to 10,000,000 shares of preferred stock in one or more series, with such rights, qualifications, limitations and restrictions as may be determined in the Board's sole discretion, with no further authorization required of the stockholders. Although the Board of Directors of New Subsidiary has no present intention of issuing any of the Blank Check Preferred Stock immediately following the Merger, the existence of authorized and unissued Blank Check Preferred Stock may enable the Board of Directors of New Subsidiary to render more difficult or to discourage an attempt to obtain control of New Subsidiary by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations the Board of Directors of New Subsidiary could cause shares of the Blank Check Preferred Stock to be issued without further stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors.

  Since no Blank Check Preferred Stock has yet been authorized or issued and the issuance of such stock is not currently contemplated, it is not possible to know whether any such preferred stock, if ever issued, would have preferences over the holders of New Common Stock in the distribution of any assets in the event of a liquidation.

THE NEW INDEMNITY RESTRICTION

  Both the Company's and, subject to the New Indemnity Restriction, New Subsidiary's Certificate of Incorporation provide that present and former directors, or persons serving at the request of the corporation, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL against all losses, liabilities, and expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding instituted against or involving such person by virtue of his or her position as a director of the corporation or person serving at the request of the corporation. DGCL Section 145(a) permits such indemnification where the party seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, in the case of any criminal action or proceeding, where such person had no reasonable cause to believe his conduct was unlawful. DGCL Section 145(b) applies a similar standard of care in the case of derivative actions except that in such cases indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Where, in a derivative action, the person is adjudged to be liable to the corporation, such person may be indemnified only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper. DGCL Section 145(c) further provides that where a director of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) he shall be indemnified against expenses, including attorneys' fees, incurred in connection therewith.

  The New Indemnity Restriction set forth in Section 12.8 of the Certificate of Incorporation of New Subsidiary (a copy of which is included as ANNEX B to this Proxy Statement/Prospectus) is not in the Company's Certificate of Incorporation and constitutes the only variation between the indemnification provisions of the Certificate of Incorporation of the Company and the indemnification provisions of New Subsidiary's Certificate of Incorporation.

  The New Indemnity Restriction limits New Subsidiary's obligation to indemnify its directors against liabilities arising out of their services on behalf of the corporation by mandating indemnification of a director in connection with an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding") that such director initiated only if the director's initiation of such Proceeding (or part thereof) was authorized in writing by the Board of Directors. That is, should a director of New Subsidiary initiate a Proceeding, including either a direct or derivative lawsuit, the New Indemnity Restriction would permit New Subsidiary to refuse indemnification of such director unless the initiation of the Proceeding was approved in writing by the Board of Directors. For instance, if a director of New Subsidiary has a dispute with New Subsidiary that relates to his duties as a director, including disputes over his compensation, with respect to which he commences a direct Proceeding against the corporation, the New Indemnity Restriction would permit New Subsidiary to refuse to indemnify the director for the expenses he incurs in such Proceeding. In addition, should a director of New Subsidiary commence a derivative Proceeding on behalf of New Subsidiary after a majority of the Board had determined that such suit was not in the best interests of New Subsidiary, the New Indemnity Restriction would similarly permit New Subsidiary not to indemnify the director for his expenses relating to such Proceeding. Assuming that the majority's decision had been made in good faith and in its sound business judgment, the New Indemnity Restriction would protect the corporation from unnecessary expense. On the other hand, if the majority's decision was the result of self-dealing or otherwise a breach of fiduciary obligations owed to New Subsidiary and its shareholders, the New Indemnity Restriction may have the effect of deterring legitimate claims that might otherwise be brought by or in the right of New Subsidiary.

  The New Indemnity Restriction has been added solely for the purpose of limiting the indemnification obligations of the New Subsidiary and not in response to any specific set of circumstances. There is not any pending or, to the Company's knowledge, threatened Proceeding that would be affected by the New Indemnity Restriction.

MARKET FOR EXISTING COMMON STOCK AND NEW COMMON STOCK

  The Existing Common Stock is listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNR" and on the Pacific Stock Exchange under the symbol "RUN". On February 12, 1996 the last sale price of the Existing Common Stock as reported by the NASDAQ Small-Cap. Market was $5 1/16 per share. Following the Merger, the New Common Stock will be listed for quotation on the NASDAQ Small-Cap. Market under the symbol "RUNR" and on the Pacific Stock Exchange under the symbol "RUN". (See "Risk Factors--Market Considerations.")

PRO FORMA AND COMPARATIVE FINANCIAL STATEMENTS; ACCOUNTING

  Pro forma and comparative financial information regarding New Subsidiary and its consolidated subsidiaries giving effect to the Merger have not been included herein because immediately following the consummation of the Merger, the consolidated financial statements of New Subsidiary will be the same as the consolidated financial statements of the Company immediately prior to the Merger. Similarly, no selected historical pro forma and other financial data have been included because the Merger will have no effect on the Company's historical financial statements. The Merger will be accounted for in a manner similar to a pooling of interests.

APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, no holder of the Company's securities will have appraisal rights in connection with the Merger because the Existing Common Stock is listed on a national securities exchange, and the Company's stockholders will be required under the terms of the Merger Agreement to accept shares of the surviving entity, New Subsidiary, for their Existing Common Stock.

EXCHANGE OF CERTIFICATES

  As soon as practicable after the Effective Date, New Subsidiary will furnish a letter of transmittal to stockholders for use in exchanging their stock certificates (each a "Letter of Transmittal"), which will contain instructions with respect to the surrender of Existing Common Stock certificates and the distribution of New Common Stock certificates. The Company's stockholders should not send in certificates until they receive the Letter of Transmittal.

  The Company's stockholders who fail to exchange their Existing Common Stock certificates on or after the Effective Date by surrendering such certificates, together with a properly completed Letter of Transmittal, to the agent designated by the Company and New Subsidiary (the "Exchange Agent") will not receive their New Common Stock until such time as their Existing Common Stock certificates are later surrendered to the Exchange Agent for transfer, accompanied by such instruments of transfer and supporting evidence as New Subsidiary may reasonably require. Any dividends declared or distributions made on shares of New Common Stock which such holders have a right to receive will be retained by New Subsidiary until such holders surrender their Existing Common Stock certificates in exchange for New Common Stock certificates or until paid to a public official pursuant to applicable abandoned property, escheat or similar laws. No interest will accrue or be payable with respect to any dividends or distributions retained on unissued New Common Stock certificates.

  On the Effective Date, holders of certificates representing Existing Common Stock will cease to have any rights with respect to such shares and each such certificate will be deemed for all corporate purposes to evidence only the right to receive shares of New Common Stock for which such shares may be exchanged. The stock transfer books of the Company will be closed at the close of business on the business day immediately preceding the Effective Date, and the holders of record of Existing Common Stock as of the Effective Date will be the stockholders entitled to exchange their shares of Existing Common Stock for shares of New Common Stock as provided in the Merger Agreement. No transfer or assignment of any shares of Existing Common Stock will take place after the Effective Date until the certificates for such shares are exchanged pursuant to the Merger Agreement. In the event of a transfer of ownership of any such shares which is not registered in the stock transfer records of the Company, no shares of New Common Stock exchangeable for such shares will be issued to the transferee until the certificate or certificates representing such transferred shares are delivered to the Exchange Agent together with all documents required to evidence and effect such transfer. In addition, it will be a condition to the issuance of any certificate for any shares of New Common Stock in a name other than the name in which the surrendered Existing Common Stock is registered that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate of New Common Stock in a name other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  In no event will the Exchange Agent, the Company or New Subsidiary be liable to any holder of Existing Common Stock for shares of New Common Stock, or dividends or distributions thereon, delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. All shares of

New Common Stock issued upon the surrender of shares of Existing Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Existing Common Stock, subject, however, to New Subsidiary's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by the Company on such shares of Existing Common Stock prior to the Effective Date and that remain unpaid as of the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

  THE FOLLOWING DISCUSSION DOES NOT INCLUDE ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND DOES NOT SPECIFICALLY ADDRESS THE CONSEQUENCES TO STOCKHOLDERS OTHER THAN INDIVIDUAL UNITED STATES CITIZENS WHO HOLD THEIR COMPANY SECURITIES AS A CAPITAL ASSET. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER.

  Consummation of the Merger is not conditioned upon the receipt of a ruling from the Internal Revenue Service as to the tax consequences of the transactions, and no such ruling has been requested. The Board of Directors believes that, and has received an opinion of Richards & O'Neil, LLP to the effect that,

    (i) the Merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    (ii) the Company and New Subsidiary each will be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (iii) no gain or loss will be recognized by the Company's stockholders on the receipt of shares of New Common Stock in exchange for shares of Existing Common Stock;

    (iv) the tax basis of shares of New Common Stock received pursuant to the Merger will equal the tax basis of the shares of Existing Common Stock exchanged therefor; and

    (v) provided that the shares of Existing Common Stock are held as capital assets at the time of the Merger, the holding period of the shares of New Common Stock received in the Merger will include the holding period of the shares of Existing Common Stock exchanged therefor.

  In rendering its opinion, Richards & O'Neil has considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as they have considered relevant.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

  No gain or loss should be recognized by the Company on the transfer of its assets to New Subsidiary pursuant to the Merger, and no gain or loss should be recognized by New Subsidiary on receipt of the Company's assets and New Subsidiary's assumption of the Company's liabilities. The basis of the Company's assets acquired by New Subsidiary in the Merger should be the same as the basis of those assets in the Company's hands immediately prior to the Merger, and New Subsidiary's holding period should include the Company's holding period with respect to the assets.

  The Company's tax attributes generally will carry over to New Subsidiary. For example, for purposes of the federal income tax treatment of the NOLs, subject to certain limitations, New Subsidiary should be permitted to utilize such NOLs to the same extent as the Company would have been so permitted. See "Risk Factors--Continuation of Net Operating Loss Carryforwards". New Subsidiary also should succeed to the Company's earnings and profits. New Subsidiary should be treated as a continuation of the Company for purposes of computing depreciation and for other specified purposes.

  Richards & O'Neil has not rendered an opinion on the prospective effectiveness of the Transfer Restrictions in preserving the NOLs, and has not been requested to do so by the Company. Although the Company believes that the Transfer Restrictions, as designed, can effectively preserve the NOLs, future transactions cannot be predicted or addressed with the degree of certainty necessary to support a legal opinion. Accordingly, no assurances of counsel are or can be given to the Company and its shareholders that the NOLs will not, in spite of the Transfer Restrictions, be severely limited under Section 382 of the Code by reason of any such future transactions. See "Risk Factors-- Continuation of Net Operating Loss Carryforwards".

INTERESTS OF CERTAIN PERSONS

  The Company believes that the interest of the Company's management and principal stockholders in the consummation of the Merger arises solely from their respective positions as fiduciaries of the Company and/or their ownership of securities of the Company, and that such parties are to receive no extra or special benefit from the Merger that is not shared on a pro rata basis by all other stockholders. See "--Anti Takeover Effects".

LEGAL MATTERS

  The validity of the shares of New Common Stock and the federal income tax consequences of the Merger to the Company's shareholders will be passed upon for New Subsidiary by Richards & O'Neil, LLP, New York, New York.

                             OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of December 31, 1995, the Company had outstanding 3,855,085 shares of Existing Common Stock. Each share of Existing Common Stock is entitled to one vote. The following table sets forth information regarding the beneficial ownership of the Existing Common Stock at December 31, 1995, by (i) each stockholder known to the Company to own 5% or more of the Existing Common Stock, (ii) each Director of the Company or nominee therefor, (iii) each of the chief executive officers and the other executive officers who were compensated at an annualized rate of more than $100,000 in 1994 (collectively, the "Named Executives") and (iv) all current Directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of Existing Common Stock shown as owned by him.

                                                             AMOUNT
                                                               AND       PERCENT
                                                            NATURE OF      OF
NAME (AND ADDRESS OF 5% BENEFICIAL OWNERS)                  OWNERSHIP     CLASS
------------------------------------------                  ---------    -------
Chatwins Group, Inc.
  300 Weyman Plaza, Suite 340
  Pittsburgh, PA 15236..................................... 1,862,490(1)  47.4%
Parkdale Holdings Corporation N.V.
  Nieuwestraat 4-6, P.O. Box 210
  Curacao, Netherlands Antilles............................   271,280(2)   7.0%
Thomas N. Amonett..........................................    66,000(3)   1.7%
Charles E. Bradley, Sr..................................... 1,862,490(4)  47.4%
Thomas L. Cassidy..........................................     5,000      0.1%
John G. Poole..............................................         0      0.0%
Franklin Myers.............................................   141,210(5)   3.6%
W. Kyle Willis.............................................    47,000(6)   1.2%
All Current Directors and Executive Officers as a group.... 2,018,490(7)  49.9%

--------
(1) Includes 75,000 shares that may be purchased pursuant to currently exercisable warrants, with respect to which Chatwins has dispositive power only, and 337,490 shares (66,210 owned by Myers and 271,280 owned by Parkdale) with respect to which Chatwins has sole voting power and no dispositive power.
(2) Parkdale has granted a proxy to Chatwins to vote these shares.
(3) Includes 32,000 shares that may be purchased pursuant to currently exercisable options.
(4) Includes all shares of Existing Common Stock shown as beneficially owned by Chatwins. Mr. Bradley is Chairman of the Board of Chatwins as well as the beneficial owner of more than 50% of the issued and outstanding shares of Chatwins and may, pursuant to Rule 13d-3 be deemed the beneficial owner of all shares of Existing Common Stock beneficially owned by Chatwins. Mr. Bradley disclaims beneficial ownership of all such shares of Common Stock.
(5) Includes a currently exercisable warrant to purchase 75,000 shares of Existing Common Stock. Mr. Myers has granted Chatwins a three year proxy to vote 66,210 shares.
(6) Includes 22,000 shares that may be purchased pursuant to currently exercisable stock options.
(7) Includes currently exercisable warrants and options to purchase an aggregate of 192,000 shares of Existing Common Stock.

OUTSTANDING WARRANTS; OPTIONS; OTHER RIGHTS

  All outstanding rights to acquire Existing Common Stock by reason of warrants, options, rights to purchase stock, rights to convert other instruments into stock, and options or other rights to acquire any such interest (collectively, "Rights") will be converted immediately upon consummation of the Merger, as a matter of law and pursuant to the documents governing such Rights, into Rights with respect to the same number of shares of New Common Stock and on the same terms and conditions as previously were applicable to such Rights.

  As of December 31, 1995, the following categories of Rights exist with respect to the Existing Common Stock: (i) warrants to purchase up to 150,000 shares of authorized Existing Common Stock issued under the Warrant Agreements dated as of July 1, 1992, as amended June 28,1995, by and among the Company and the other parties named therein; (ii) options to purchase up to 105,750 shares of Existing Common Stock under the 1993 Incentive Stock Plan (all of which became presently exercisable upon the Chatwins Acquisition); and (iii) the rights of holders of shares of the common stock of the Company or the securities of the predecessors of the Company that were outstanding prior to the implementation of the Recapitalization (as defined below) and that have not been exchanged for shares of Existing Common Stock pursuant to the terms of the Recapitalization Plan to receive 43,980 shares of Existing Common Stock. The shares covered by the Rights equal 299,730 shares in the aggregate.

  Effective June 29, 1993 the Articles of Incorporation of the Company (then Buttes Gas & Oil Co.) were amended to effect a plan of recapitalization (the "Recapitalization") pursuant to which, among other things, (i) each then outstanding share of common stock of the Company was converted automatically into 1/300th share of new common stock, and (ii) all fractional interests in shares were settled in cash. The resulting shareholders of the newly-issued common stock then received 14 additional shares for each whole share resulting from this automatic conversion of the old shares. There remain approximately 1,031,160 unconverted pre-Recapitalization shares, representing the right to receive approximately 43,980 shares of Existing Common Stock (or cash, in the case of fractional shares).

                             MANAGEMENT INFORMATION

EXECUTIVE OFFICERS

  The officers of the Company immediately prior to the Merger will be the officers of New Subsidiary immediately following the Merger. The following individuals currently serve as executive officers of the Company (or its principal subsidiary) at the pleasure of the Board of Directors and are subject to annual appointment by the board at its first meeting following the annual meeting of stockholders:

                    NAME                              POSITION              AGE
                    ----                              --------              ---
   Charles E. Bradley, Sr.(1)............ Current Director, President and    65
                                           Chief Executive Officer of the
                                           Company
   Richard L. Evans(2)................... Executive Vice President, Chief    43
                                           Financial Officer, and
                                           Secretary of the Company
   David N. Harrington(3)................ President and Chief Operating      54
                                           Officer, ORC

--------
(1) See "Proposal I. The Election of Directors--Directors" for certain biographical information.
(2) Mr. Evans joined the Company as Executive Vice President and Chief Financial Officer in October 1995. From May 1993 to September 1995, he was Controller of Terex Corporation, a capital goods manufacturer. From October 1989 to May 1993 Mr. Evans was Controller of SPI. Mr. Evans was a Director, from August 1990, and Vice President, from September 1990, of DeVlieg until May 1993. On August 5, 1991, DeVlieg filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois, Case Number 91-B31744. This bankruptcy proceeding is currently pending.
(3) Mr. Harrington has served as Chief Operating Officer of ORC (formerly Oneida) since December 1989 and as President of ORC since October 1990. From March 1986 through December 1989, Mr. Harrington served as Vice President and General Manager of Oneida.

SUMMARY COMPENSATION TABLE

  The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1994, 1993 and 1992, of those individuals who were at December 31, 1994 (i) the Chief Executive Officer and
(ii) each of the other executive officers who were compensated at an annualized rate of more than $100,000 in 1994 (the "Named Executives"):

                                     ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                              --------------------------------- ------------------------
                                                                 STOCK
   NAME AND PRINCIPAL                            OTHER ANNUAL   OPTIONS     ALL OTHER
        POSITION         YEAR  SALARY   BONUS   COMPENSATION(1) (SHARES) COMPENSATION(2)
   ------------------    ---- -------- -------- --------------- -------- ---------------
Thomas N. Amonett....... 1994 $168,000 $100,800     $6,000           --      $3,002
 President and CEO until 1993  167,250   20,000      6,000       20,000       1,906
 October 26, 1995        1992   75,000       --      2,500       68,000       1,415
W. Kyle Willis.......... 1994 $130,000 $ 65,000     $6,000           --      $2,862
 Executive Vice
  President, Treasurer   1993  128,750   15,000      6,000       14,000         552
 and CFO until October
  26, 1995               1992   50,000       --      2,500       51,000         249

--------
(1) Includes automobile allowance.
(2) Company contributions under nondiscriminatory defined contribution plan and certain health insurance plans for which all employees are eligible.

OPTION GRANTS/EXERCISES AND YEAR-END VALUES

  The Company did not grant any stock options to the Chief Executive Officer or the other Named Executive in 1994. The following table sets forth information with respect to the unexercised options to purchase shares of Existing Common Stock granted under all stock option plans to the Named Executives and held by them at December 31, 1994.

                    AGGREGATED OPTION EXERCISES DURING 1994
                     AND OPTION VALUE AT DECEMBER 31, 1994

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                            NUMBER OF                OPTIONS AT DECEMBER 31, 1994      DECEMBER 31, 1994(1)
                         SHARES ACQUIRED  VALUE      ----------------------------- ----------------------------
                           ON EXERCISE   REALIZED    EXERCISABLE  UNEXERCISABLE(2) EXERCISABLE UNEXERCISABLE(2)
                         --------------- --------    -----------  ---------------- ----------- ----------------
Thomas N. Amonett.......         --           --       10,000(2)       10,000             --          --
W. Kyle Willis..........      4,500      $15,335(3)    53,500           7,000       $159,867          --

--------
(1) Amounts were calculated by multiplying the number of unexercised in-the-money options exercisable or unexercisable, as the case may be, by the closing sales price of the Common Stock on December 31, 1994 ($5.00) and subtracting the total exercise prices.
(2) These options, granted in December 1993, were originally exercisable as follows: 50% after one year and 50% after the second year. However, as a result of changes to the Board of Directors of the Company in 1995, these options are now immediately exercisable.
(3) Amounts were calculated by multiplying the number of options exercised by the market value of the Common Stock at the time of exercise and subtracting the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  There are no employment contracts with the Named Executives. In November 1994, the Company executed agreements with Thomas N. Amonett and W. Kyle Willis providing for compensation upon a change-in-control of the Company. Under the terms of these agreements if, prior to December 31, 1996, more than 25% of the outstanding Existing Common Stock is acquired by any person other than Parkdale (a "Change-in-Control") and Mr. Amonett's or Mr. Willis's employment is terminated for any reason within one year thereafter, Mr. Amonett or Mr. Willis shall receive two years compensation and benefits. The June 20, 1995 purchase by Chatwins of approximately 38% of the Existing Common Stock from Parkdale constituted a Change-in-Control under these agreements, and the termination of the employment of Mr. Amonett and Mr. Willis as employees of the Company on January 1, 1996 triggered their rights to compensation and benefits under their respective agreement. Mr. Willis has been paid a lump sum of $268,000 in full satisfaction of the Company's obligations to him under his agreement with the Company. In lieu of a lump sum payment Mr. Amonett has elected to continue to be paid his compensation, an aggregate of $346,000 over two years, through December 31, 1997 and will continue to receive employee benefits during this period. Mr. Amonett may elect to receive a lump sum payment of the balance due him by the Company at any time before December 31, 1997.

COMMITTEES

  New Subsidiary's Board of Directors will establish committees similar to those currently provided for by the Company's Board of Directors, and the members of various committees of the Company's Board of Directors immediately prior to the Merger will be the members of the corresponding committees of New Subsidiary's Board of Directors immediately following the Merger. As of October 26, 1995 the Board of Directors of the Company maintained a Compensation Committee and an Audit Committee, each comprised of Charles E. Bradley, Sr. and Thomas L. Cassidy.

COMPENSATION COMMITTEE REPORT

  The Board of Directors pursues a philosophy of seeking to improve the Company's performance and to maximize shareholder value by, among other things, relating executive compensation and stock-based benefits to the Company's performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

  Base compensation for senior executive (including the chief executive officer and other executive officers) is intended to be competitive with or inferior to that paid in comparably situated companies, but with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. While the Committee's principal concern is with establishing compensation programs and setting executive compensation at levels which are somewhat reflective of those prevailing in the oil and gas industry for similar executive positions, no comparability studies were conducted for executive salaries to be paid in 1994. However, no raises were awarded to the chief executive officer or the other officers during 1994.

  Under the supervision of the Compensation Committee, annual bonuses reflect a policy of requiring a specified level of Company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the Committee will consider the total compensation payable or potentially available to the chief executive and other executive officers. While the development of any business necessarily involves numerous factors, the Board's primary emphasis will be on encouraging management to increase the Company's net assets and cash flow, and in certain instances, rationalization of certain Company businesses or assets. While no objective standards were set for the payment of bonuses during 1994, bonuses of $100,800 and $65,000, respectively, were awarded in January 1994 to the chief executive officer and the chief financial officer in recognition of their progress in improving the Company's balance sheet and operations during 1993.

  The Board of Directors is of the view that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value, however, no options were granted to executive officers during 1994. The Compensation Committee intends, with any necessary concurrence of the Board of Directors, to continue to consider alternate forms of stock-based incentives with a view to achieving the maximum possible performance-based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to the Company, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of the Company's stockholders. However, no stock-based incentives were granted during 1994.

  Pursuant to applicable rules of the Securities and Exchange Commission, (i) the members of the Compensation Committee during 1994 were deemed to own beneficially an aggregate of 1,807,476 shares, or 47.4%, of the Existing Common Stock, and (ii) the current members of the Compensation Committee are deemed to own beneficially an aggregate of 1,867,490 shares, or 47.5%, of the Existing Common Stock. See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Franklin Myers, a member of the Compensation Committee until his resignation from the Board of Directors of the Company on June 20, 1995 (he has since been reelected to the Board of Directors, but is not currently a member of the Compensation Committee), provided consulting services to the Company for $150,000 during 1994 under contractual arrangements entered in 1992 (see "Certain Relationships and Related Transactions--Parkdale Holdings Corporation N.V." for a discussion of Mr. Myers' and Parkdale's relationship to the Company; see "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" and "Proposal II. The Merger--Preservation of Tax Benefits" for a discussion of Mr. Myers' involvement in the Chatwins Acquisition).

  See "Proposal I. The Election of Directors--Charles E. Bradley, Sr.", "Proposal II. The Merger-- Preservation of Tax Benefits", "Ownership Information--Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" for a discussion of Mr. Bradley's relationship to Chatwins, the Chatwins Acquisition, and Mr. Bradley's and Chatwins' relationship to the Company.

  See "Proposal I. The Election of Directors--Thomas L. Cassidy", "Proposal II. The Merger--Preservation of Tax Benefits", "Ownership Information--Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" for a discussion of Mr. Cassidy's relationship to Chatwins, the Chatwins Acquisition, and Mr. Cassidy's and Chatwins' relationship to the Company.

  The Company also maintains a voluntary employee retirement plan under which employees may contribute up to 18% of their pre-tax earnings, with the Company making matching contributions of 25% of each employee's contribution, not to exceed 6% of each participants pre-tax earnings.

                                          THE COMPENSATION COMMITTEE

                                          Charles E. Bradley, Sr., Chairman*
                                          Thomas L. Cassidy*
--------
* The Compensation Committee of the Board of Directors of the Company furnished the above report as of May 10, 1995 on executive compensation for 1994. Effective June 20, 1995 both members of the Compensation Committee who prepared this report, Emil Nakfoor and Mr. Myers, resigned from the Compensation Committee and have since been replaced on the Compensation Committee by Charles E. Bradley, Sr. and Thomas L. Cassidy.

EXISTING COMMON STOCK PERFORMANCE GRAPH

  The following graph illustrates the yearly percentage change in the cumulative total shareholder return on the Existing Common Stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index and
(ii) the Dow Jones Secondary Oils Index for the five years ended December 31, 1994:


                                [PASTE UP CHART]


                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                   1989 1990 1991 1992 1993 1994
                                                   ---- ---- ---- ---- ---- ----
Reunion Resources Company(2)...................... 100  100   95  175  480  400
Dow Jones Secondary Oils Index(3)................. 100   83   82   82   91   88
S&P 500 (Dividends Reinvested)(4)................. 100   97  126  136  150  152

--------
(1) Tabular data assumes that the value of the investment in the Company's common stock and each index was $100 at December 31, 1989 and that all dividends, if any, were reinvested.
(2) The Company's common stock was suspended from trading on the Pacific Stock Exchange on August 1987 until November 1990 when trading resumed. For purposes of this presentation, the stock price at December 31, 1989 is assumed to be equal to the closing stock price of the Company's common stock on December 31, 1990.
(3) Dow Jones Total Return Index for Secondary Oils prepared by Dow Jones & Company, Inc.
(4) Standard & Poor's 500 Total Return Index provided by Media General Financial Services, Inc.

  In prior years, the Company selected a line-of-business index published by John S. Herold, Inc. covering small domestic exploration and production companies. The JSH Small Domestic E&P Index is no longer published to the public and is not readily accessible to the Company's shareholders. Accordingly, the Company has selected an index published by Dow Jones & Company, Inc. covering small domestic oil companies whose activities include production and exploration.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CHATWINS GROUP, INC. AND AFFILIATES

  Charles E. Bradley, Sr., a Director of the Company since June 20, 1995 and the President and Chief Executive Officer of the Company since October 26, 1995, is the Chairman and a Director of Chatwins and the beneficial owner of approximately 68% of the outstanding common stock of Chatwins. Thomas L. Cassidy, a Director of the Company since June 20, 1995, and John G. Poole, a nominee for election as a Director of the Company at the Special Meeting, are both Directors of Chatwins. As a result of the Chatwins Acquisition and related transactions (see "Proposal II. The Merger--Preservation of Tax Benefits") Chatwins has voting control over approximately 45% of the Existing Common Stock.

  On June 28, 1995, Chatwins proposed to the Board of Directors of the Company and the Board of Directors subsequently resolved that the Company extend the exercisability of the Myers Warrant and the Gesterkamp Warrant. The Gesterkamp Warrant and the Myers Warrant had been scheduled to terminate by their terms on July 1, 1995. These warrants now expire on June 30, 1999. Contemporaneously with the Chatwins Acquisition (see "Proposal II. The Merger--Preservation of Tax Benefits"), and in order to assist Chatwins in preserving for the Company and the Company's stockholders the benefits of the Company's tax loss carryforwards, Myers agreed not to exercise the Myers Warrant or transfer the Myers Securities until June 21, 1998. The preservation of tax loss carryforwards was also the principal goal underlying Chatwins' purchase of the Gesterkamp Warrant. Under Section 382 of the Internal Revenue Code, the availability of tax loss carryforwards is restricted if there is a change in ownership of more than 50% in any 3-year period. After giving effect to the Chatwins Acquisition, the exercise or sale of the Myers Securities and the Gesterkamp Warrant would result in a 5.7% ownership change which, if added to other possible ownership changes, could jeopardize the availability of substantial amounts of the Company's tax loss carryforwards. Thus, the Company believes that extending the Myers Warrant is fair consideration for Mr. Myers's standstill agreement with respect to his Existing Common Stock. Because the Gesterkamp Warrant is security for the note Chatwins issued to Mr. Gesterkamp when it purchased the warrant, extension of the Gesterkamp Warrant was necessary to Mr. Gesterkamp's agreement to sell, rather than exercise, the Gesterkamp Warrant. Thus, the Company believes that extending the Gesterkamp Warrant is fair consideration for Chatwins' agreement to purchase such warrant from Mr. Gesterkamp.

  On September 14, 1995 the Company purchased from Chatwins Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Chatwins ("CHI"), all of the issued and outstanding common stock and preferred stock of Oneida (the "Oneida Acquisition"). The aggregate purchase price for the shares totaled $3,107,000, which was funded entirely from internal cash reserves of the Company. Oneida's liabilities at the time of acquisition included $4,268,000 payable to Congress Financial Corporation and $4,932,940 payable to Chatwins. The stock purchase agreement between the Company and Chatwins requires the Company to cause Oneida to repay the indebtedness to Chatwins (the "Oneida/Chatwins Debt") plus interest thereon at 10% per annum from September 1, 1995 on or before the second anniversary of the closing date of the Oneida purchase, or earlier from the net proceeds, if any, of the sale of the Company's other material assets. The Oneida/Chatwins Debt was subsequently memorialized by a Subordinated Promissory Note issued by Oneida to Chatwins. Interest on this note is payable monthly. The financial terms of the Oneida transaction were determined based on Oneida's financial position and results of operations at and for the six months ended June 30, 1995. The terms of the transaction were approved by the unanimous vote of the directors of the Company at the time with Messrs. Bradley and Cassidy abstaining.

  On February 2, 1996, Rostone Corporation ("Rostone"), a Delaware corporation, was merged with and into Oneida, a wholly-owned subsidiary of the Company (the "Rostone/Oneida Merger"), pursuant to a Merger Agreement (the "Rostone/Oneida Agreement") dated as of December 22, 1995. Pursuant to the Rostone/Oneida Agreement Oneida, as the surviving corporation, changed its name to Oneida Rostone Corp. ("ORC"). The purchase price payable by ORC under the Rostone/Oneida Agreement to the stockholders of Rostone is an amount up to $4,000,503 as follows: (i) $503 in 1996, (ii) up to $2,000,000 in 1997 if
Rostone
achieves specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1996 and (iii) up to $2,000,000 in 1998 if Rostone achieves specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1997. Under the terms of ORC's Loan Facility (described below), all such payments may only be made from equity contributions the Company may provide to ORC. The financial terms of the transaction were determined based on Rostone's financial position and results of operations for the fiscal year ended December 31, 1994 and for the eleven months ended November 30, 1995. The terms of the Rostone/Oneida Merger were approved by the unanimous vote of the directors of the Company, including by all disinterested directors.

  In connection with the Oneida Acquisition and the Rostone/Oneida Merger, the Company hired Prudential Securities Incorporated ("Prudential") to act as its financial advisor and to provide opinions as to the fairness of the consideration paid by the Company in connection with each of the Oneida Acquisition (the "Oneida Consideration") and the Rostone/Oneida Merger (the "Rostone Merger Consideration"). Prudential has issued its opinions, dated September 7, 1995 and January 15, 1996, respectively, that, as of such dates, the Oneida Consideration and the Rostone Merger Consideration paid by the Company were fair to the Company from a financial point of view. In the case of the Oneida Consideration, Prudential based its opinion of fairness on, among other factors, its review of (i) certain of Oneida's historical financial data and certain internal financial statements and other financial and operating data of Oneida prepared by the management of Oneida, (ii) Oneida's projections as to future financial performance, (iii) industry data relating to Oneida's business, (iv) the financial terms of the Purchase Agreement relating to the Oneida Acquisition (the "Oneida Agreement") as compared to the financial terms of certain other transactions deemed relevant by Prudential, (v) publicly available information concerning certain other companies deemed comparable to Oneida by Prudential and the trading history of the stock of each such company,
(vi) the Oneida Agreement and certain related documents, and (vii) such other factors as Prudential deemed relevant to its opinion. In the case of the Rostone Merger Consideration, Prudential based its opinion of fairness on, among other factors, its review of (i) Rostone's historical financial data and other information regarding Rostone prepared by Rostone's and the Company's management, (ii) financial projections prepared by Rostone's and the Company's management, relating to the sales, earning and prospects for Rostone's business, (iii) the financial terms of a draft of the Rostone/Oneida Agreement dated January 3, 1996, (iv) the financial terms of certain other transactions deemed relevant by Prudential, (v) publicly available information concerning certain other companies that Prudential deemed comparable to Rostone, and the trading history of the common stock of each such company, and (vi) discussions with senior officers of Rostone and the Company concerning the financial condition and prospects for Rostone. The Oneida Consideration and the Rostone Merger Consideration were initially determined by the respective parties to those transactions, with Prudential thereafter rendering its opinion as to the fairness thereof from a financial point of view. No instructions or limitations were given to or imposed upon the scope of Prudential's investigation related to the opinions. In rendering its opinions, Prudential relied without independent verification upon the accuracy and completeness of the financial and other information publicly available and provided to it by the Company, by Oneida, and by Rostone, and did not make or obtain any independent appraisals of the properties, facilities or other assets of Oneida or Rostone.

  Prudential is a nationally-recognized investment banking firm. As part of its investment banking business, it is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated and competitively bid underwritings, secondary distributions of listed and unlisted securities, and private placements and valuations for estate, corporate and other purposes. Prudential also acts as financial advisor in connection with tender offers and mergers and acquisitions, and conducts trading in listed and unlisted securities. Prudential was selected by the management of the Company on the basis of its reputation and experience. In the ordinary course of business Prudential may trade the common stock of the Company for its own account and for the accounts of customers, and accordingly at any time may hold a long or short position in the common stock of the Company, and certain accounts of Prudential's customers hold common stock of the Company.

  For its services in rendering its opinions, the Company has paid Prudential's fees totalling $300,000 and has reimbursed Prudential for $52,185 aggregate expenses incurred in rendering its opinions. The Company has agreed to indemnify Prudential against certain liabilities which Prudential may incur arising out of its issuance of the opinions. The complete texts of Prudential's opinions are included as Exhibits to the Registration Statement on Form S-4 of which this Prospectus/Proxy Statement is a part. Prudential's opinions are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity holder of the Company or his representative who has been so designated in writing.

  Rostone, located in Lafayette, Indiana, compounds and molds thermoset polyester resins. Rostone's products consist of proprietary bulk and sheet molding compounds, both for internal use and for sale to other manufacturers, and custom molded parts for the electrical, appliance, business machine and other markets. For the nine months ended September 30, 1995 (unaudited), Rostone had net sales of approximately $21.1 million, operating profit of approximately $1.4 million and net income of approximately $0.3 million. For the year ended December 31, 1994, Rostone had net sales of approximately $25.6 million, operating profit of approximately $1.4 million and a net loss of approximately $0.2 million.

  Contemporaneous with the Rostone acquisition, ORC and its wholly-owned subsidiary, Oneida Molded Plastics, Corp. of North Carolina ("OMPC-NC"), amended and restated the terms of their secured credit facility (the "Loan Facility") with Congress Financial Corporation ("Congress") to provide for term loans in an aggregate principal amount of $6,600,000 and revolving loans initially in an aggregate principal amount of up to $9,400,000. The loan proceeds borrowed on February 2, 1996 were primarily used to refinance Rostone's bank and institutional debt.

  In the Rostone/Oneida Merger ORC acquired 100% of the preferred and common stock of Rostone from CGI Investment Corp. ("CGII") a company owned 51% by SPI and 49% by Chatwins. Charles E. Bradley, Sr., a Director and President and Chief Executive Officer of the Company, John G. Poole, a nominee for Director of the Company, and Richard L. Evans, Executive Vice President, Chief Financial Officer and Secretary of the Company, are officers, directors and/or shareholders of SPI. Prior to the Rostone/Oneida Merger certain officers of Oneida were also serving as officers of Rostone and CGII.

  Prior to the Rostone/Oneida Merger, Rostone was indebted to CGII pursuant to a $250,000 promissory note dated May 21, 1993. The note, which had an outstanding balance of $367,742 (principal and accrued interest) on February 2, 1996 and continues as an obligation of ORC, is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

  As of February 2, 1996 the outstanding balance of the Oneida/Chatwins Debt was $3,553,952 (principal and accrued interest), which continues as an obligation of ORC and is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due and principal may be paid out of equity or subordinated loans that may be advanced by the Company to ORC.

  Prior to the Rostone/Oneida Merger, Rostone was the lessee of certain equipment beneficially owned by Chatwins and Mr. Bradley. Chatwins and Mr. Bradley share the risks and benefits under the lease pro rata in proportion to the purchase price of the equipment paid to the equipment manufacturer by each (57% for Chatwins and 43% for Mr. Bradley). At any time during the lease term Rostone (ORC) may purchase the equipment upon the payment of the amount which, when combined with its prior lease payments, will return to Chatwins and Mr. Bradley the amounts paid by each of them to the manufacturer plus interest thereon at 13.5% per annum, compounded monthly from the date of each co-venturer's payment to the equipment manufacturer. Chatwins and Mr. Bradley's rights to payment under the lease are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly lease payments may be made when due and the amount due on exercise of ORC's purchase option may be paid out of the proceeds of purchase money financing provided by a non-affiliate of ORC and permitted under the terms of the Loan Facility.

  On November 1, 1995 and November 2, 1995, respectively, Mr. Bradley made loans of $850,000 and $500,000 to the Company, which the Company then used as part of a $1,550,000 loan it advanced to Oneida evidenced by a 10% promissory note of Oneida payable November 2, 1997. Oneida used these funds to repay a portion of the Oneida/Chatwins Debt. The Company issued two notes to Mr. Bradley for the $1,350,000 he advanced, each bearing interest at a rate of 10% per annum and each due and payable on September 14, 1997. According to the terms of these notes, should the Company sell any of its material assets it will prepay the notes in an amount equal to the proceeds of such sale which remain (if any), after the Company loans to ORC a portion of the net proceeds of such sale in an amount sufficient to permit ORC to repay the Oneida/Chatwins Debt. The Company's rights to payment under the $1,550,000 note issued by ORC are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

  To facilitate the closing of the Rostone/Oneida Merger and the Loan Facility Mr. Bradley entered into several financial arrangements with Congress and an existing creditor of Rostone. To induce Congress to consummate the Loan Facility Mr. Bradley guaranteed the obligations of ORC and OMPC-NC under the Loan Facility subject to a cap of $4 million, which cap declines over time to $2 million. Mr. Bradley will receive a credit support fee from ORC and OMPC-NC in an aggregate amount equal to one percent (1%) per annum of the amount guaranteed, payable monthly. Mr. Bradley's rights to payment of the monthly installments of the credit support fee are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, the monthly installments may be paid when due. As a further inducement to Congress Mr. Bradley entered into an environmental indemnity agreement pursuant to which Mr. Bradley agrees to indemnify Congress against liabilities that may arise from environmental problems that may be associated with ORC's existing properties and to reimburse Congress for certain investigatory and cleanup costs that Congress may incur should Congress request that those activities be performed by ORC and should ORC fail to perform them.

  To induce an existing creditor of Rostone to permit the Rostone/Oneida Merger and Loan Facility to be consummated, Mr. Bradley agreed to purchase from this creditor 50% of the $2,034,225 owing to him by Rostone on February 2, 1996 if this indebtedness was restated to provide for quarterly amortization over a two year period with interest at 10% per annum payable quarterly subject, however, to a subordination agreement with Congress. As a result of this transaction, Mr. Bradley and the creditor each holds a note from ORC in the amount of $1,017,112.50 bearing interest at 10% per annum which is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled payments of interest may be paid when due.

  Chatwins has informed the Company that it intends to propose further transactions to the Board of Directors of the Company, including sales by the Company of certain of the Company's real estate and oil and gas assets and the acquisition of additional assets or businesses by the Company. Following the third anniversary of the Chatwins Acquisition, Chatwins may consider proposing the merger of itself with and into the Company. Each of the transactions that Chatwins may propose in which it has an interest separate from that of the Company will be subject to approvals by the Boards of Directors of the Company and Chatwins and compliance by Chatwins with the covenants in its financing agreements. There can be no assurance that any transaction will be proposed or that any proposed transaction will be consummated.

PARKDALE HOLDINGS CORPORATION N.V.

  Parkdale became the Company's largest stockholder in 1988 in connection with reorganization financing provided by it to facilitate the Company's discharge from bankruptcy. During the next several years the Company experienced progressively larger losses, and cash balances had become critically depleted by mid-1992. Representatives of Parkdale approached Franklin Myers, who had served as outside counsel to the Company for a number of years before its 1985 bankruptcy filing, about the possibility of Mr. Myers becoming its agent and attorney-in-fact to represent its stockholdings in the Company. When Mr. Myers agreed in June

1992 to undertake the proposed assignment, he agreed to do so based upon the stated premises that he would do so only if he were to be given exclusive voting and investment control over Parkdale's stockholdings and if he were to take affirmative actions on Parkdale's behalf in an effort to increase the value of the Company for the benefit of stockholders generally, he would expect to be retained by the Company as a financial consultant and compensated through both cash and equity inducements of substantial magnitude. Consistent with these understandings, Mr. Myers was so retained immediately following the ouster of the incumbent board of directors at the 1992 annual meeting of stockholders. Under the terms of his consulting arrangement (which was cancelled effective January 1, 1995), the Company paid Mr. Myers an annual fixed consulting fee of $150,000 and awarded him options and warrants in 1992 covering the right to purchase up to 112,500 shares of the Existing Common Stock at a purchase price of $1.56 per share, the average market price for the Existing Common Stock in June 1992.

  Notwithstanding the apparent (or actual) conflict of interest which may have existed with respect to the financial arrangements between the Company and Mr. Myers, the Board of Directors is of the opinion that these arrangements were as favorable to the Company as any which could have been negotiated at arm's length with similarly situated third parties under the same circumstances. In connection with the Chatwins Acquisition, Mr. Myers gave Chatwins a three-year proxy to vote all of his Existing Common Stock, and entered into a standstill agreement with respect to his Company securities. Contemporaneously with the Chatwins Acquisition, Mr. Myers resigned as a Director of the Company. On October 26, 1995, he was appointed to the Board of Directors to fill the vacancy created by the resignation of W. Kyle Willis from the Board of Directors.

                                          By Order of the Board of Directors,

                                          /s/ Richard L. Evans

                                          Richard L. Evans
                                          CORPORATE SECRETARY

Houston, Texas

March   , 1996

                                                                         ANNEX A

                                MERGER AGREEMENT

  THIS MERGER AGREEMENT, dated as of November 14, 1995 (the "Agreement"), is by and between REUNION RESOURCES COMPANY, a Delaware corporation ("Reunion") and REUNION INDUSTRIES, INC., a Delaware corporation ("New Reunion").

                             W I T N E S S E T H :

  WHEREAS, the respective Boards of Directors of Reunion and New Reunion deem it advisable that Reunion merge with and into New Reunion (the "Merger"), upon the terms and conditions herein and in accordance with the laws of the State of Delaware, and that the shares of stock of each of Reunion and New Reunion shall be converted upon the Merger as set forth herein.

  NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION 1. TERMS

  1.1. At the Effective Time (as hereinafter defined) of the Merger, Reunion shall be merged with and into New Reunion, with New Reunion as the surviving corporation (hereinafter also referred to as the "Surviving Corporation").

  1.2. The Surviving Corporation shall be named "Reunion Industries, Inc.".

  1.3. At the Effective Time, each share of Common Stock of Reunion issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one share of Common Stock of the Surviving Corporation. Each share of Common Stock of New Reunion issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled.

  1.4. If any certificate representing stock of the Surviving Corporation is to be issued in a name other than that in which a surrendered certificate theretofore representing stock of Reunion is registered, it shall be a condition of such issuance that the surrendered certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall either pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate or certificates representing the Surviving Corporation stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable.

  1.5. Upon and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of the Constituent Corporations (as hereinafter defined); and all rights, privileges, powers and franchises of the Constituent Corporations shall be vested in and be the property of the Surviving Corporation; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties have been incurred or contracted by it.

SECTION 2. EFFECTIVE TIME

  2.1. Subsequent to the execution of this Agreement, Reunion and New Reunion (collectively, the "Constituent Corporations") shall each submit this Agreement to their respective stockholders for their approval pursuant to the applicable provisions of the General Corporation Law of the State of Delaware.

  2.2. Following approval of this Agreement in accordance with Section 2.1 above, and provided that:

    (a) the conditions specified in Section 5.1 hereof have been fulfilled or waived; and

    (b) this Agreement has not been terminated and abandoned pursuant to
  Section 5.3 hereof; the Surviving Corporation will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of the State of Delaware as provided in Section 251 of the General Corporation Law of the State of Delaware and a copy of the Certificate of Merger, certified by the Secretary of State of the State of Delaware, to be recorded in the Office of the Recorder of Deeds of New Castle County, all in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware.

  2.3. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing being herein referred to as the "Effective Time").

SECTION 3. COVENANTS AND AGREEMENTS

  3.1. Reunion covenants and agrees that it will, as sole stockholder of New Reunion, vote the Common Stock of New Reunion owned by it to approve this Agreement as provided by law.

  3.2. New Reunion covenants and agrees that as the Surviving Corporation it shall be liable for all the obligations of the Constituent Corporations outstanding as of the Effective Time and hereby expressly assumes all such obligations as of the Effective Time.

SECTION 4. CERTIFICATE OF INCORPORATION AND BYLAWS; BOARD OF DIRECTORS

  4.1. The Certificate of Incorporation of New Reunion as constituted at the Effective Time shall thereafter be the Certificate of Incorporation of the Surviving Corporation until such time as it shall be amended as provided by law.

  4.2. The Bylaws of New Reunion shall be the bylaws of the Surviving Corporation, subject to alteration, amendment or repeal from time to time by the Board of Directors or the stockholders of the Surviving Corporation.

  4.3. From and after the Effective Time the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Reunion immediately prior to the Effective Time, to hold office until the expiration of their then current terms and until their respective successors shall be elected.

  4.4. From and after the Effective Time, the officers of New Reunion shall consist of the officers of Reunion immediately prior to the Effective Time, to hold office until the next annual meeting of the stockholders of New Reunion and until their respective successors are elected and appointed.

SECTION 5. CONDITIONS, AMENDMENT AND TERMINATION

  5.1. The respective obligations of the Constituent Corporations to consummate the Merger under this Agreement are subject to the following conditions, any and all of which (other than paragraph (d)) may be waived by the party for whose benefit they are included:

    (a) All third party consents which are required in order to consummate the Merger and to effectuate the contemplated transactions incidental or related thereto shall have been obtained;

    (b) The Common Stock of the Surviving Corporation shall have been approved for quotation on the NASDAQ Small-Cap. Market and the Pacific Stock Exchange;

    (c) Reunion shall have received a ruling of the Internal Revenue Service or an opinion of counsel in form and substance satisfactory to Reunion as to the tax treatment of the Merger; and

    (d) Each of the Constituent Corporations shall have received the approval of its stockholders as required under Delaware law.

  5.2. To the fullest extent permitted by applicable law, the Constituent Corporations, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such a manner as may be agreed upon by them in writing at any time prior to the Effective Time, even though the Agreement shall have been approved by the stockholders of the Constituent Corporations or of either thereof.

  5.3. This Agreement may be terminated and the Merger abandoned for any reason by resolution adopted by either of the respective Boards of Directors of the Constituent Corporations at any time prior to the Effective Time, even though this Agreement shall have been approved by the stockholders of the Constituent Corporations or of either thereof.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals affixed, all as of the day and year first above written.

                                          REUNION RESOURCES COMPANY

                                          By: _________________________________
                                          Its:

                                          REUNION INDUSTRIES, INC.

                                          By: _________________________________
                                          Its:

                                                                         ANNEX B

                          CERTIFICATE OF INCORPORATION
                                       OF
                            REUNION INDUSTRIES, INC.

                                   ARTICLE I

                                      Name

  The name of the Corporation is Reunion Industries, Inc.

                                   ARTICLE II

                            Registered office/agent

  The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                    Purposes

  The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                 Capital Stock

  Section 4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000), of which 20,000,000 shares shall be of a class designated "common stock", having a par value of $.01 per share (the "Common Stock"), and Ten Million (10,000,000) shares shall be of a class designated "preferred stock", par value $.01 per share (the "Preferred Stock"). Any and all stock issued by the Corporation shall be deemed issued after the adoption of the transfer restrictions set forth in Article Fifth hereof.

  Section 4.2 Common Stock. Except as otherwise provided in this Certificate of Incorporation or by law, each holder of Common Stock shall be entitled to one vote for each share held. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. On any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest.

  Section 4.3 Preferred Stock. Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the powers, including the voting powers (but no greater than one vote per share), designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, and qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

                                   ARTICLE V

                       Restrictions on Transfers of Stock

  Section 5.1 Prohibited Transfers. In order to preserve the net operating loss carryovers (including any "net unrealized built-in loss," as defined under applicable law), capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), the following restrictions shall apply until the date which is the earlier of (x) the day after the third (3rd) anniversary of the effectiveness of the merger of Reunion Resources Company, a Delaware corporation, with and into the Corporation (the "Merger"), (y) the repeal of
Section 382 of the Code if the Board of Directors determines that the restrictions are no longer necessary, and (z) the beginning of a taxable year of the Corporation as to which the Board of Directors determined prior to the beginning of such taxable year that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Section 5.7 of this Article Fifth (such date is sometimes referred to herein as the "Expiration Date"):

    (1) For purposes of this Article Fifth, (a) a "Prohibited Ownership Percentage" shall mean any ownership of the Corporation's stock that would cause a Person or Public Group to be a "5-percent shareholder" of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1); (b) a "Public Group" shall have the meaning contained in Treasury Regulation Section 1.383- 2T(f)(13); (c) a "Person" shall mean any individual, corporation, estate, trust, association, company, partnership, limited liability company, joint venture, or similar organization (including the Corporation); (d) "Transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the issuance by the Corporation of shares of stock of the Corporation (without regard to whether such shares are treasury shares or new shares) and the transfer of ownership of any entity that owns shares of stock of the Corporation; and "Transferee" means any Person to whom stock of the Corporation is Transferred.

    (2) From and after the effectiveness of the Merger, no Person shall Transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any other Person to the extent that such Transfer, if effective, (i) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (ii) would increase the ownership percentage of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (iii) would create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i).

    (3) Any Transfer of shares of stock of the Corporation that would otherwise be prohibited pursuant to the preceding subsection, including but not limited to the issuance of stock by the Corporation pursuant to the exercise of any warrants, options or other rights to acquire stock in the Corporation, shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board determines that, based on the facts in existence at the time of such determination, such transaction will not jeopardize the Corporation's full utilization of the Tax Benefits, based upon an opinion of legal counsel selected by the Board to that effect. Nothing in this subsection will be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

    (4) Within 10 days after the Expiration Date, the Board of Directors shall cause a written notice to be mailed to the Stockholders of the Corporation informing said Stockholders of the expiration of the restrictions contained in this Article Fifth.

  Section 5.2 Attempted Transfer in Violation of Transfer Restrictions. Unless approval of the Board of Directors is obtained as provided in subsection (3) of
Section 5.1 of this Article Fifth, any attempted Transfer of shares of stock of the Corporation in excess of the shares that could be Transferred to the Transferee without restriction under subsection (2) of Section 5.1 of this Article Fifth is not effective to Transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a Stockholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the Person who initially purported to Transfer the Prohibited Shares to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares are resold as set forth below in subsection (1) or subsection (2) of this Section 5.2. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article Fifth and to have agreed to act as provided in the following subsection (1). The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Section 5.2, and neither the Corporation nor the Board of Directors shall be responsible for any good faith errors made in connection therewith.

    (1) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of the Purported Acquiror's possession or control of the Prohibited Shares, along with any dividends and other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds"), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection (2) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

    (2) The Agent shall sell in an arms-length transaction (through the NASDAQ Small Cap. Market or the Pacific Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sale Proceeds"), or the Resale Proceeds, if applicable, shall be allocated, after reimbursement to the Agent of its expenses, to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (ii) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the Agent's expenses and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent or the Corporation shall hold such amounts pending the determination of the identity of the Initial Transferor. The Agent may also take, but is not required to take, any reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the date the Prohibited Shares were transferred to the Agent the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subsection may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in attempting to identify the Initial Transferor.

  Section 5.3 Prompt Enforcement Against Purported Acquiror. Within thirty (30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Section 5.3 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this Section 5.3 shall not constitute a waiver of any right of the Corporation to compel any transfer required by subsection (1) of Section 5.2.

  Section 5.4 Additional Actions to Prevent Violation or Attempted Violation. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article Fifth, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer. Notwithstanding the foregoing sentence, the Board of Directors shall take no action which would prohibit the settlement of transactions entered into through the NASDAQ Small Cap. Market, the Pacific Stock Exchange, or other market or exchange on which the Corporation has listed its securities.

  Section 5.5 Obligation to Provide Information. The Corporation may require as a condition to the registration of the Transfer of any shares of its stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interest in, or options to acquire, stock of the Corporation.

  Section 5.6 Legends. All certificates evidencing ownership of shares of stock of this Corporation that are subject to the restrictions on Transfer contained in this Article Fifth shall bear a conspicuous legend referencing the restrictions set forth in this Article Fifth.

  Section 5.7 Further Actions. Nothing contained in this Article Fifth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes that such actions are in the best interest of the Corporation and its Stockholders, the Board of Directors may accelerate or extend the Expiration Date; provided that the Board of Directors shall determine in writing that any such acceleration or extension is reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to the Stockholders of this Corporation within ten days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article Fifth for purposes of determining whether any acquisition of stock of the Corporation would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article Fifth. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of stock of the Corporation.

                                   ARTICLE VI

                               Board of Directors

  Except as otherwise provided by law, the business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. The number of directors of the Corporation shall be fixed by, and in the manner provided in, the Corporation's Bylaws, but shall not be fewer than three nor more than 12. None of the directors need be a stockholder of the Corporation or a resident of the State of Delaware. Elections of directors need not be by written ballot unless the Corporation's Bylaws provide otherwise. Without limiting the rights, powers, privileges and discretionary authority conferred by the Delaware General Corporation Law (the "DGCL") or other applicable law, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VII

                                  Stockholders

  Stockholder action that must or may be taken at an annual or special meeting of the stockholders, with prior notice and a vote, may instead be taken without a meeting, without prior notice and without a vote if a written consent or consents, setting forth the action taken, shall be signed by the holders of no less than the number of shares of capital stock required to authorize or take such action at an annual or special meeting of the stockholders. Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. In addition to such special meetings as are provided by law or this Certificate of Incorporation, special meetings of the stockholders may be called only by (a) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors then in office, (b) the Chairman of the Board, (c) the President of the Corporation or (d) the holders of not less than 30% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place(s) as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE VIII

                              No Preemptive Rights

  No stockholder shall be entitled, as a matter of right, to subscribe for or acquire additional, unissued or treasury shares of any class of capital stock of the Corporation whether now or hereafter authorized, or any bonds, debentures or other securities convertible into, or carrying a right to subscribe to or acquire such shares, but any shares or other securities convertible into, or carrying a right to subscribe to or acquire such shares may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

                                   ARTICLE IX

                              No Cumulative Voting

  At each election of directors, every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he is entitled to cast a vote. No stockholder shall have the right to cumulate his votes in any election of directors.

                                   ARTICLE X

                     Business Combinations with Affiliates

  The Corporation hereby elects not to be governed by Section 203 of the DGCL which restricts business combination transactions with Interested Stockholders (as defined therein).

                                   ARTICLE XI

                           Limited Director Liability

  A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII

                                Indemnification

  Section 12.1 Mandatory Indemnification. Each person who at any time is or was a director of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, and such indemnification shall continue as to a person who has ceased to be a director of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. The Corporation's obligations under this Section 12.1 include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

  Section 12.2 Prepayment of Expenses. Expenses incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the DGCL or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under Section 12.1 or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation's Board of Directors deems appropriate.

  Section 12.3 Vesting. The Corporation's obligation to indemnify and to prepay expenses under Sections 12.1 and 12.2 shall arise, and all rights granted to the Corporation's directors hereunder shall vest at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate of Incorporation or the Bylaws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Sections 12.1 and 12.2 which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

  Section 12.4 Enforcement. If a claim under Section 12.1 or Section 12.2 or both Sections 12.1 and 12.2 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL or other applicable law to indemnity the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based on the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 12.5 Nonexclusive. The indemnification provided by this Article XII shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, bylaw, other provisions of this Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  Section 12.6 Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred on the Corporation's directors by Sections 12.1 and 12.2 may also be conferred on any officer, employee or agent of the Corporation if, and to the extent, authorized by the Board of Directors.

  Section 12.7 Insurance. The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnity such person against such expense, liability or loss under the Corporation's Bylaws, the provisions of this Article XII, the DGCL or other applicable law.

  Section 12.8 Condition to Mandatory Indemnification. Subject to the first sentence of Section 12.4 hereof, the Corporation shall be required to indemnify a director of the Corporation pursuant to Section 12.1 hereof in connection with a Proceeding (or part thereof) initiated by such director only if the initiation of such Proceeding (or part thereof) by the director was authorized in writing by the Board of Directors of the Corporation.

                                  ARTICLE XIII

                                   Compromise

  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three- fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE XIV

                                  Incorporator

  The name and mailing address of the incorporator is:

                               Charles R. Umpleby
                             Richards & O'Neil, LLP
                                885 Third Avenue
                         New York, New York 10022-4873

  I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring under the penalties of perjury that this is my act and deed and that the facts stated
herein are true, and accordingly have hereunto set my hand this      day of
November 1995.

                                          -------------------------------------
                                          Charles R. Umpleby

                                REVOCABLE PROXY
                           REUNION RESOURCES COMPANY

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 22, 1996. The undersigned stockholder of Reunion Resources Company (the "Company") hereby appoints Charles E. Bradley, Sr., Thomas L. Cassidy, or Franklin Myers, or any of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Stockholders of the Company to be held at the offices of Richards & O'Neil, LLP 885 Third Avenue, New York, New York, on Friday, March 22, 1996, at 10:00 a.m., New York time, and at any adjournments thereof, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote:



Please be sure to sign and date this Proxy in the box below.

_________________________________
Stockholder sign above

_________________________________
Co-Holder (if any) sign above

Date_____________________________



1.  The election as directors (except as indicated below) of all nominees.

                                                For All
                   For / /     Withhold / /     Except / /

THOMAS N. AMONETT   FRANKLIN MYERS   JOHN G. POOLE   THOMAS L. CASSIDY
                            CHARLES E. BRADLEY, SR.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE BOX "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


____________________________________

2. The approval of the merger of the Company with and into Reunion Industries, Inc. (the "Merger").

                   For / /     Against / /     Abstain / /

3. In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

                   For / /     Against / /     Abstain / /

PLEASE CHECK BOX IF YOU PLAN TO ATTEND SPECIAL MEETING: / /

        The Board of Directors recommends a vote FOR the nominees named above, and FOR approval of the Merger; if no specification is made, the shares will be voted for such nominees and for the Merger.

        The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement furnished herewith.

        Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  New Subsidiary's Certificate of Incorporation and Bylaws provide that present and former directors of New Subsidiary, or persons serving at the request of the corporation, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law against all losses, liabilities, and expenses incurred in connection with any threatened, pending, or completed action suit or proceeding instituted against such person by virtue of his or her position as a director of the corporation or person serving at the request of the corporation. Generally, Delaware General Corporation Law Section 145 permits such indemnification where the party seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, in the case of any criminal action or proceeding, where such person had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions except that in such cases indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

  Section 145 further provides that where a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding he shall be indemnified against expenses, including attorneys' fees, incurred in connection therewith.

  The indemnification provisions of the Certificate of Incorporation and Bylaws of New Subsidiary differ from those of the Company only insofar as one new section has been added (See Section 12.8 of New Subsidiary's Certificate of Incorporation, attached as ANNEX B hereto) which provides that the corporation shall be required to indemnify a director in connection with a Proceeding (as defined therein) initiated by such director only if the initiation of such Proceeding by the director was authorized in writing by the Board of Directors.

  The Company maintains insurance policies under which directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company. These policies will be maintained by New Subsidiary.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
 -----------                       ----------------------
     2.1     --Merger Agreement by and between Reunion Resources Company and
              Reunion Industries, Inc. (incorporated by reference to Annex A to the Proxy Statement/Prospectus)
     3.1     --Form of Certificate of Incorporation of Reunion Industries, Inc.
              (incorporated by reference to Annex B to the Proxy
              Statement/Prospectus)
     3.2     --Form of Bylaws of Reunion Industries, Inc. (exhibit previously filed)
     4.1     --Form of Specimen Stock Certificate evidencing the Common Stock, par value $.01 per share, of Reunion Industries, Inc. (exhibit previously filed)
     5.1     --Opinion of Richards & O'Neil, LLP (exhibit previously filed)
     8.1     --Opinion of Richards & O'Neil, LLP (exhibit previously filed)
    23.1     --Consents of Richards & O'Neil, LLP (included in Exhibits 5.1 and
              8.1)
    23.2     --Consent of Prudential Securities Incorporated (exhibit
              previously filed)
    24.1     --Power of Attorney (exhibit previously filed)
    99.1     --Opinion of Prudential Securities Incorporated, dated September
              7, 1995 (exhibit previously filed)
    99.2     --Opinion of Prudential Securities Incorporated, dated January 15,
              1996 (exhibit previously filed)

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offer.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on the 4th day of March, 1996.

                                          REUNION INDUSTRIES, INC.

                                          By /s/ Charles E. Bradley, Sr.
                                            ___________________________________

                                            Charles E. Bradley, Sr.
                                            President and Chief Executive
                                            Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of this 4th day of March, 1996.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

  /s/  Charles E. Bradley, Sr.       President, Chief Executive      March 4, 1996
____________________________________ Officer, Director
      Charles E. Bradley, Sr.
    /s/   Thomas N. Amonett*         Director                        March 4, 1996
____________________________________
         Thomas N. Amonett
    /s/   Thomas L. Cassidy*         Director                        March 4, 1996
____________________________________
         Thomas L. Cassidy
     /s/   Franklin Myers*           Director                        March 4, 1996
____________________________________
           Franklin Myers
    /s/   Richard L. Evans*          Executive Vice President and    March 4, 1996
____________________________________ Chief Financial Officer, and
          Richard L. Evans           Secretary

--------
* By Charles E. Bradley, Sr., pursuant to a Power of Attorney.

                               INDEX TO EXHIBITS

 EXHIBITS                     DESCRIPTION OF EXHIBIT                       PAGE
 --------                     ----------------------                       ----
    2.1   --Merger Agreement by and between Reunion Resources Company and Reunion Industries, Inc. (incorporated by reference to
           Annex A to the Proxy Statement/Prospectus)
    3.1   --Form of Certificate of Incorporation of Reunion Industries
           Incorporated (incorporated by reference to Annex B to the
           Proxy Statement/Prospectus)
    3.2   --Form of Bylaws of Reunion Industries, Inc. (exhibit
           previously filed)
    4.1   --Form of Specimen Stock Certificate evidencing the Common
           Stock, par value $.01 per share, of Reunion Industries, Inc.
           (exhibit previously filed)
    5.1   --Opinion of Richards & O'Neil, LLP (exhibit previously filed)
    8.1   --Opinion of Richards & O'Neil, LLP (exhibit previously filed)
   23.1   --Consents of Richards & O'Neil, LLP (included in Exhibits 5.1 and 8.1)
   23.2   --Consent of Prudential Securities Incorporated (exhibit
           previously filed)
   24.1   --Power of Attorney (exhibit previously filed)
   99.1   --Opinion of Prudential Securities Incorporated, dated
           September 7, 1995 (exhibit previously filed)
   99.2   --Opinion of Prudential Securities Incorporated, dated January
           15, 1996 (exhibit previously filed)